                                                                    Exhibit 10.1

                      AMENDED AND RESTATED CREDIT AGREEMENT


                           Dated as of August 28, 2002


                                      among


                       TAKE-TWO INTERACTIVE SOFTWARE, INC.
                                as the Borrower,


                      CERTAIN SUBSIDIARIES OF THE BORROWER,
                                 as Guarantors,


                            THE LENDERS NAMED HEREIN


                                       AND


                             BANK OF AMERICA, N.A.,
                             as Administrative Agent


                                  Arranged by:

                         BANK OF AMERICA SECURITIES LLC,
                   as Sole Lead Arranger and Sole Book Manager

                                TABLE OF CONTENTS

                                                                                                                       Page

SECTION 1  DEFINITIONS.............................................................................................       1
         1.1   Definitions.........................................................................................       1
         1.2   Computation of Time Periods.........................................................................      23
         1.3   Accounting Terms....................................................................................      23
SECTION 2  CREDIT FACILITIES.......................................................................................      24
         2.1   Commitments.........................................................................................      24
         2.2   Borrowing Procedures for Loans......................................................................      25
         2.3   Interest............................................................................................      26
         2.4   Repayment...........................................................................................      26
         2.5   Notes...............................................................................................      26
         2.6   Increase in Revolving Commitments...................................................................      27
SECTION 3  OTHER PROVISIONS RELATING TO CREDIT FACILITIES..........................................................      34
         3.1   Default Rate........................................................................................      34
         3.2   Extension and Conversion............................................................................      34
         3.3   Prepayments.........................................................................................      34
         3.4   Reduction and Termination of Commitments............................................................      35
         3.5   Fees................................................................................................      35
         3.6   Capital Adequacy....................................................................................      36
         3.7   Limitation on Eurodollar Loans......................................................................      36
         3.8   Illegality..........................................................................................      37
         3.9   Requirements of Law.................................................................................      37
         3.10  Treatment of Affected Loans.........................................................................      38
         3.11  Taxes...............................................................................................      38
         3.12  Funding Losses......................................................................................      40
         3.13  Pro Rata Treatment..................................................................................      40
         3.14  Sharing of Payments.................................................................................      41
         3.15  Payments, Computations, Etc. .......................................................................      42
         3.16  Certain Limitations.................................................................................      44
         3.17  Evidence of Debt....................................................................................      45
SECTION 4  GUARANTY................................................................................................      45
         4.1   The Guaranty........................................................................................      45
         4.2   Obligations Unconditional...........................................................................      46
         4.3   Reinstatement.......................................................................................      47
         4.4   Certain Additional Waivers..........................................................................      47
         4.5   Remedies............................................................................................      47
         4.6   Rights of Contribution..............................................................................      48
         4.7   Guarantee of Payment; Continuing Guarantee..........................................................      48
SECTION 5  CONDITIONS..............................................................................................      48
         5.1   Closing Conditions..................................................................................      48
         5.2   Conditions to all Extensions of Credit..............................................................      50
SECTION 6  REPRESENTATIONS AND WARRANTIES..........................................................................      50
         6.1   Financial Condition.................................................................................      51
         6.2   No Changes or Restricted Payments...................................................................      51

         6.3   Organization; Existence; Compliance with Law........................................................      51
         6.4   Power; Authorization; Enforceable Obligations.......................................................      52
         6.5   No Legal Bar........................................................................................      52
         6.6   No Material Litigation and Disputes.................................................................      52
         6.7   No Defaults.........................................................................................      52
         6.8   Ownership and Operation of Property.................................................................      53
         6.9   Intellectual Property...............................................................................      53
         6.10  Taxes...............................................................................................      53
         6.11  ERISA...............................................................................................      54
         6.12  Governmental Regulations, Etc.......................................................................      55
         6.13  Subsidiaries........................................................................................      55
         6.14  Purpose of Extensions of Credit.....................................................................      56
         6.15  Environmental Matters...............................................................................      56
         6.16  No Material Misstatements...........................................................................      56
         6.17  Labor Matters.......................................................................................      57
         6.18  Collateral Documents................................................................................      57
         6.19  Collateral Matters..................................................................................      58
         6.20  Solvency............................................................................................      58
         6.21  No Other Broker's Fees..............................................................................      58
SECTION 7  AFFIRMATIVE COVENANTS...................................................................................      58
         7.1   Information Covenants...............................................................................      58
         7.2   Preservation of Existence and Franchises............................................................      62
         7.3   Books and Records...................................................................................      62
         7.4   Compliance with Law.................................................................................      62
         7.5   Payment of Taxes and Other Indebtedness.............................................................      62
         7.6   Insurance...........................................................................................      63
         7.8   Performance of Obligations..........................................................................      63
         7.9   Use of Proceeds.....................................................................................      63
         7.10  Audits; Field Exams; Appraisals.....................................................................      64
         7.11  Financial Covenants.................................................................................      64
         7.12  Additional Guarantors...............................................................................      65
SECTION 8  NEGATIVE COVENANTS......................................................................................      66
         8.1   Indebtedness........................................................................................      66
         8.2   Liens...............................................................................................      67
         8.3   Nature of Business..................................................................................      68
         8.4   Merger and Consolidation, Dissolution and Acquisitions..............................................      68
         8.5   Asset Dispositions..................................................................................      69
         8.6   Investments.........................................................................................      69
         8.7   Restricted Payments.................................................................................      69
         8.8   Modifications and Payments in respect of Funded Debt................................................      70
         8.9   Transactions with Affiliates........................................................................      70
         8.10  Fiscal Year; Organizational Documents; Legal Name; State of Formation; Form of Organization.........      70
         8.11  Limitation on Restricted Actions....................................................................      71
         8.12  Ownership of Subsidiaries...........................................................................      71
         8.13  Sale Leasebacks.....................................................................................      71

SECTION 9  EVENTS OF DEFAULT.......................................................................................      71
         9.1   Events of Default...................................................................................      71
         9.2   Acceleration; Remedies..............................................................................      73
SECTION 10  AGENCY PROVISIONS......................................................................................      74
         10.1  Appointment and Authorization of Agents.............................................................      74
         10.2  Delegation of Duties................................................................................      75
         10.4  Notice of Default...................................................................................      75
         10.7  Indemnification of Agent............................................................................      76
         10.8  Credit Decision; Disclosure of Information by Agent.................................................      77
         10.9  Successor Agents....................................................................................      77
SECTION 11  MISCELLANEOUS..........................................................................................      79
         11.1  Notices.............................................................................................      79
         11.2  Right of Set-Off; Adjustments.......................................................................      79
         11.3  Successors and Assigns..............................................................................      80
         11.4  No Waiver; Remedies Cumulative......................................................................      82
         11.5  Expenses; Indemnification...........................................................................      83
         11.6  Amendments, Waivers and Consents....................................................................      84
         11.7  Counterparts........................................................................................      85
         11.8  Headings............................................................................................      85
         11.9  Survival............................................................................................      85
         11.10 Governing Law; Submission to Jurisdiction; Venue....................................................      85
         11.11 Severability........................................................................................      86
         11.12 Entirety............................................................................................      86
         11.13 Binding Effect; Termination.........................................................................      86
         11.14 Confidentiality.....................................................................................      87
         11.15 Source of Funds.....................................................................................      87
         11.16 Conflict............................................................................................      88

                                    SCHEDULES

Schedule 2.1               Commitments
Schedule 2.2(a)            Form of Notice of Borrowing
Schedule 2.5               Form of Revolving Note
Schedule 2.7(b)            Existing Letters of Credit
Schedule 3.2               Form of Notice of Extension/Conversion
Schedule 5.1               Form of Officer's Certificate
Schedule 6.2               Material Asset Sales and Restricted Payments Prior to the Closing Date
Schedule 6.8               Liens
Schedule 6.9               Intellectual Property
Schedule 6.13              North American Subsidiaries
Schedule 6.19(a)           Locations of Owned and Leased Real Property
Schedule 6.19(b)           Locations of Tangible Personal Property
Schedule 6.19(c)           Legal Name; State of Formation; Location of Chief Executive Office
Schedule 7.1(c)            Form of Officer's Compliance Certificate
Schedule 7.12              Form of Joinder Agreement
Schedule 8.1               Indebtedness
Schedule 8.6               Investments
Schedule 11.1              Notice Addresses
Schedule 11.3(b)           Form of Assignment and Acceptance

                      AMENDED AND RESTATED CREDIT AGREEMENT

         THIS AMENDED AND RESTATED CREDIT AGREEMENT (the "Credit Agreement") dated as of August 28, 2002 is by and among TAKE-TWO INTERACTIVE SOFTWARE, INC., a Delaware corporation (the "Borrower"), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the "Administrative Agent").

                              W I T N E S S E T H

         WHEREAS, the Borrower is a party to that Credit Agreement (as amended, modified, supplemented and increased, the "Existing Credit Agreement") dated as of December 7, 1999 among the Borrower, the guarantors identified therein, the lenders identified therein and Bank of America, N.A., as administrative agent;

         WHEREAS, at the request of the Borrower, the Lenders have agreed to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein; and

         WHEREAS, this Credit Agreement is given in amendment to, restatement of and substitution for the Existing Credit Agreement, and evidences the same indebtedness and obligations evidenced by, and is secured by the same collateral as, the Existing Credit Agreement.

         NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    SECTION 1

                                   DEFINITIONS

1.1      Definitions.

         As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

         "Acquisition" means the purchase or acquisition by any Person of any Capital Stock of another Person or all or any substantial portion of the Property (other than Capital Stock) of another Person, whether or not involving a merger or consolidation with such other Person.

         "Adjusted Base Rate" means the Base Rate plus the Applicable
Percentage.

         "Adjusted Eurodollar Rate" means the Eurodollar Rate plus the Applicable Percentage.

         "Administrative Agent" means Bank of America, as referenced in the opening paragraph, and its successors in such capacity.

         "Administrative Agent's Fee Letter" means that letter agreement dated as of July 16, 2002 between the Administrative Agent and the Borrower, as amended, modified, supplemented or replaced from time to time.

         "Administrative Agent's Office" means the Administrative Agent's address as set forth on Schedule 11.1, or such other address as the Administrative Agent may from time to time notify the Borrower and the Lenders.

         "Affiliate" means (a) with respect to any member of the Consolidated Group, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding ten percent (10%) or more of the Capital Stock in such Person, and (b) with respect to any other Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agent-Related Persons" means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         "Agents" means the Administrative Agent and the Collateral Agent.

         "Aggregate Revolving Committed Amount" means FORTY MILLION DOLLARS ($40,000,000), as such amount may be increased pursuant to Section 2.6 or reduced from time to time in accordance with the provisions hereof.

         "Applicable Lending Office" means, for each Lender, the office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower by written notice as the office by which its Eurodollar Loans are made and maintained.

         "Applicable Percentage" means for any day, the rate per annum set forth below opposite the applicable Consolidated Leverage Ratio then in effect, it being understood that the Applicable Percentage for (i) Base Rate Loans shall be the percentage set forth under the column "Base Rate Margin", (ii) Eurodollar Loans shall be the percentage set forth under the column "Eurodollar Margin and Letter of Credit Fee", (iii) the Letter of Credit Fee shall be the percentage set forth under the column "Eurodollar Margin and Letter of Credit Fee", and
(iv) the Commitment Fee shall be the percentage set forth under the column "Commitment Fee":


                                                                              Eurodollar Margin
           Pricing                                            Base Rate              and               Commitment
            Level      Consolidated Leverage Ratio              Margin       Letter of Credit Fee          Fee
           -------     ---------------------------------      ---------      --------------------      ----------

             I         greater than or equal to 1.75:1.0        1.00%               2.75%                0.50%
             II        greater than or equal to 1.50:1.0
                       but less than 1.75:1.0                   0.50%               2.50%                0.50%
             III       less than 1.50:1.0                       0.25%               2.25%                0.50%

         The Applicable Percentage shall be determined and adjusted quarterly on the date (each a "Rate Determination Date") five (5) Business Days after the date by which each annual and quarterly compliance certificates and related financial statements and information are required in accordance with the provisions of Sections 7.1(a), (b) and
         (c), as appropriate; provided, however, that:

                  (a) the initial Applicable Percentages shall be based on pricing level III and shall remain in effect at such pricing level until the first Rate Determination Date to occur in connection with the delivery of the quarterly financial statements and appropriate compliance certificate for the fiscal quarter ending October 31, 2002, and

                  (b) notwithstanding the foregoing, in the event an annual or quarterly compliance certificate and related financial statements and information are not delivered timely to the Administrative Agent by the date required by Section 7.1(a),
                  (b) or (c), as appropriate, the Applicable Percentages shall be based on pricing level I until the date five (5) Business Days after the date by which the appropriate compliance certificate and related financial statements and information are delivered, whereupon the applicable pricing level shall be adjusted based on the information contained in such compliance certificate and related financial statements and information.

         Subject to the qualifications set forth above, each Applicable Percentage shall be effective from a Rate Determination Date until the next such Rate Determination Date. The Administrative Agent shall determine the appropriate Applicable Percentages in the pricing matrix promptly upon receipt of and based on the quarterly or annual compliance certificate and related financial information and shall promptly notify the Borrower and the Lenders of any change thereof. Such determinations by the Administrative Agent shall be conclusive absent error. Adjustments in the Applicable Percentages shall be effective as to existing Extensions of Credit as well as new Extensions of Credit made thereafter.

         "Appraisals" has the meaning specified in Section 7.10(b).

         "Arranger" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

         "Asset Disposition" means, with respect to any Person, the sale, lease or other disposition of any Property (including the Capital Stock of a Subsidiary) by such Person; but for purposes hereof shall not include, in any event, (A) the sale of inventory in the ordinary course of business, (B) the sale, lease or other disposition of machinery and equipment no longer used or useful in the conduct of business, (C) a sale, lease, transfer or disposition of Property to the Borrower or any Domestic Subsidiary, (D) the assignment of insured Receivables to the insurer in connection with a credit insurance claim for such Receivable and (E) the sale of Receivables that do not constitute Canadian Eligible Receivables or U.S. Eligible Receivables pursuant to a put contract with a third party.

         "Assignment and Assumption" means an Assignment and Assumption in substantially the form of Schedule 11.3.

         "Auto-Renewal Letter of Credit" has the meaning specified in Section 2.7(c)(iii).

         "Bank of America" means Bank of America, N.A., and its successors.

         "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

         "Bankruptcy Event" means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty
(60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

         "Base Rate" means, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

         "Base Rate Loan" means any Loan bearing interest at a rate determined by reference to the Base Rate.

         "Borrower" means Take-Two Interactive Software, Inc., a Delaware corporation, as referenced in the opening paragraph, and its successors and permitted assigns.

         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in Dollar deposits in London, England.

         "Canadian Eligible Inventory" means, as of any date of determination, the aggregate book value based on an average cost valuation (as shown on the books and records of the Canadian Subsidiaries) of all inventory owned by the Canadian Subsidiaries on a consolidated basis after deducting allowances or reserves relating thereto, but excluding in any event (without duplication) (a) inventory which is subject to any other Lien that is not a Permitted Lien, (b) inventory which is not in good condition or fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such goods, (c) inventory which is leased or on consignment, (d) displays and packaging supplies, (e) inventory in possession of a Person other than a Canadian Subsidiary, and (f) inventory which fails to meet such other specifications and requirements as may from time to time be established by the Administrative Agent in its reasonable discretion.

         "Canadian Eligible Receivables" means, as of any date of determination, the aggregate book value of all Receivables owned by or owing to any of the Canadian Subsidiaries on a consolidated basis after deducting retainage and allowances or reserves relating thereto, as shown on the books and records of the Canadian Subsidiaries, but excluding in any event (without duplication) (a) Receivables owing by an account debtor which is not solvent or is subject to any bankruptcy or insolvency proceeding of any kind, (b) any Receivable which is subject to any Lien that is not a Permitted Lien, (c) any insured Receivable which is more than 60 days past due or any uninsured Receivable which is more than 90 days past invoice date (in each case net of reserves for bad debts in connection with any such Receivables), (d) any Receivable not otherwise excluded by clause (c) above if more than 50% of the other Receivables owing from the applicable account debtor are excluded by clause (c) above, (e) the sum of all credit balances carried on Receivables that are more than 90 days past due, (f) Receivables that are more than 90 days past the original invoice date but that have been re-aged as a result of a dispute by the account debtor, (g) Receivables for which any Subsidiary or any Affiliate of a member of the Consolidated Group is the account debtor, (h) any Receivable if and to the extent the amount of such Receivable, together with all other Receivables of the applicable account debtor, exceeds an amount equal to 25% of all Receivables owned by or owing to the members of the North American Group, (i) Receivables owing by an account debtor located outside of the United States or Canada (unless payment for the goods shipped is secured by an irrevocable letter of credit in a form and from an institution acceptable to the Administrative Agent), and (j) Receivables which fail to meet such other specifications and requirements as may from time to time be established by the Administrative Agent in its reasonable discretion.

         "Canadian Subsidiary" means any Subsidiary that is incorporated or organized under the laws of Canada or any province thereof.

         "Capital Lease" means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

         "Capital Stock" means (i) in the case of a corporation, capital stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) in the case of a limited liability company, membership interests.

         "Cash Collateralize" has the meaning specified in Section 2.7(h).

         "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

         "Change of Control" means the occurrence of any of the following events after the Closing Date: (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 25% or more of the combined voting power of all Voting Stock of the Borrower or (ii) during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by the Borrower's board of directors or whose nomination for election by the Borrower's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Borrower then in office. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act.

         "Closing Date" means the date hereof.

         "Collateral" means a collective reference to the collateral that is identified in, and at any time is covered by, the Collateral Documents.

         "Collateral Agent" means Bank of America, together with its successors in such capacity.

         "Collateral Documents" means a collective reference to the Security Agreement, the Pledge Agreement and such other documents executed and delivered in connection with the attachment and perfection of the security interests and liens arising thereunder, including without limitation, UCC financing statements and patent and trademark filings.

         "Commitment Fee" shall have the meaning provided in Section 3.5(a).

         "Commitment Period" means the period from and including the Closing Date to but not including the earlier of (i) the Termination Date or (ii) the date on which the Commitments terminate in accordance with the provisions of this Credit Agreement.

         "Commitments" means the Revolving Commitment, the LOC Commitment and the Swingline Commitment.

         "Committed Amount" means any of the Revolving Committed Amount, the LOC Committed Amount and/or the Swingline Committed Amount.

         "Consolidated Adjusted EBITDA" means, for any period for the Consolidated Group, the sum of (i) Consolidated EBITDA minus (iii) cash taxes paid, in each case on a consolidated basis in accordance with GAAP.

         "Consolidated EBITDA" means, for any period for the Consolidated Group, the sum of Consolidated Net Income, plus, to the extent deducted in determining Consolidated Net Income, the sum of (i) Consolidated Interest Expense, (ii) all provisions for federal, state and local income taxes, (iii) depreciation and amortization, and (iv) one-time non-cash charges approved by the Administrative Agent in its sole discretion, in each case on a consolidated basis in accordance with GAAP.

         "Consolidated Fixed Charge Coverage Ratio" means, as of the last day of each fiscal quarter, the ratio of Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters then ending to Consolidated Fixed Charges for the period of four consecutive fiscal quarters then ending.

         "Consolidated Fixed Charges" means, for any period for the Consolidated Group, the sum of (i) the cash portion of Consolidated Interest Expense, plus
(ii) current maturities of Consolidated Funded Debt (including, for purposes hereof, current scheduled reductions in commitments), plus (iii) lease and rent expense, in each case on a consolidated basis in accordance with GAAP.

         "Consolidated Funded Debt" means Funded Debt of the Consolidated Group on a consolidated basis in accordance with GAAP.

         "Consolidated Group" means the Borrower and its Subsidiaries as determined in accordance with GAAP.

         "Consolidated Interest Expense" means, for any period for members of the Consolidated Group, all interest expense, including the amortization of debt discount and premium, the interest component under capital leases and the implied interest component under Securitization Transactions (without deduction or reduction for interest income), on a consolidated basis in accordance with GAAP.

         "Consolidated Leverage Ratio" means, as of the last day of each fiscal quarter, the ratio of (i) Consolidated Funded Debt on such day to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

         "Consolidated Net Income" means, for any period for the Consolidated Group, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding for purposes of determining the Consolidated Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio any extraordinary gains or losses and related tax effects thereon.

         "Consolidated Net Worth" means, as of any day, shareholders' equity or net worth of the Consolidated Group determined in accordance with GAAP.

         "Contractual Obligation" means, as to any Person, any material provision of any security issued by such Person or of any material provision of any material agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

         "Credit Documents" means, collectively, this Credit Agreement, the Notes, the LOC Documents, the Collateral Documents, each Joinder Agreement, the Administrative Agent's Fee Letter, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

         "Credit Party" means any of Borrower and the Guarantors.

         "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

         "Defaulting Lender" means, at any time, any Lender that (a) has failed to make a Loan or purchase a Participation Interest required pursuant to the terms of this Credit Agreement within one Business Day of when due, (b) other than as set forth in (a) above, has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement within one Business Day of when due, unless such amount is subject to a good faith dispute or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or with respect to which (or with respect to any of the assets of which) a receiver, trustee or similar official has been appointed.

         "Dollars" and "$" means lawful currency of the United States of America.

         "Domestic Credit Party" means any Credit Party which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

         "Domestic Subsidiary" means any Subsidiary which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

         "Environmental Laws" means any and all lawful and applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of Materials of Environmental Concern into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Materials of Environmental Concern.

         "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "Equity Transaction" means, with respect to any member of the Consolidated Group, any issuance of shares of its capital stock or other equity interest, other than an issuance (i) to a member of the Consolidated Group, (ii) in connection with a conversion of debt securities to equity, (iii) in connection with exercise by a present or former employee, officer, director or other eligible participant under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, (iv) in connection with the exercise by any Person of stock options or warrants issued to such Person as consideration for the licensing or acquisition of intellectual property rights, or (v) of the capital stock of the Borrower in connection with an Acquisition permitted hereunder.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

         "ERISA Affiliate" means an entity which is under common control with any member of the Consolidated Group within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any member of the Consolidated Group and which is treated as a single employer under Sections 414(b) or (c) of the Internal Revenue Code.

         "ERISA Event" means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by any member of the Consolidated Group or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan;
(iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of any member of the Consolidated Group or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (viii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

         "Eurodollar Loan" means any Loan that bears interest at a rate based upon the Eurodollar Rate.

         "Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Interbank Offered Rate for such Eurodollar Loan for such Interest Period by (b) 1 minus the Eurodollar Reserve Requirement for such Eurodollar Loan for such Interest Period.

         "Eurodollar Reserve Requirement" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Requirement.

         "Event of Default" shall have the meaning assigned to such term in
Section 9.1.

         "Excluded Property" means, with respect to any member of the Consolidated Group, including any Person joined as a Credit Party pursuant to
Section 7.12,

                  (i) any Property which, subject to the terms of Section 8.11 and Section 8.14, is subject to a Lien of the type described in clause
         (viii) of the definition of "Permitted Liens" pursuant to documents which prohibit such member of the Consolidated Group from granting any other Liens in such Property; and

                  (ii) any Contract (including any license or use agreement), any Trademark License for which a Grantor is licensee or any Copyright License for which a Grantor is licensee if the terms thereof prohibit the assignment thereof or grant of a security interest or lien therein and the violation of such terms would constitute a default thereunder, provided that such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity; and

                  (iii) any Property (including any Trademark, Copyright or
         Work) subject to a Contract (including any license or use agreement), Trademark License for which a Grantor is licensee or Copyright License for which a Grantor is licensee if the terms thereof prohibit the assignment of such Property or grant of a security interest or lien in such Property and the violation of such terms would constitute a default thereunder, provided that such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity.

         "Executive Officer" of any Person means any of the chief executive officer, chief operating officer, president, vice president, chief financial officer or treasurer of such Person.

         "Existing Credit Agreement" has the meaning set forth in the recitals hereto.

         "Existing Letters of Credit" means those Letters of Credit outstanding on the Closing Date and identified on Schedule 2.7(b).

         "Extension of Credit" means, as to any Lender, the making of, or participation in, a Loan by such Lender (including continuations and conversions thereof) or the issuance or extension of, or participation in, a Letter of Credit by such Lender.

         "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

         "Fees" means all fees payable pursuant to Section 3.5.

         "Foreign Lender" shall have the meaning given to such term in Section 3.11(d).

         "Foreign Subsidiary" means a Subsidiary which is not a Domestic Subsidiary.

         "Funded Debt" means, with respect to any Person, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all purchase money Indebtedness (including for purposes hereof, indebtedness and obligations in respect of conditional sale or title retention arrangements described in clause
(c) of the definition of "Indebtedness" and obligations in respect of the deferred purchase price of property or services described in clause (d) of the definition of "Indebtedness") of such Person, including without limitation the principal portion of all obligations of such Person under Capital Leases, (iv) all Support Obligations of such Person with respect to Funded Debt of another Person, (v) the maximum available amount of all standby letters of credit or acceptances issued or created for the account of such Person, (vi) all Funded Debt of another Person secured by a Lien on any Property of such Person, whether or not such Funded Debt has been assumed, provided that for purposes hereof the amount of such Funded Debt shall be limited to the amount of such Funded Debt as to which there is recourse to such Person or the fair market value of the property which is subject to the Lien, if less, (vii) the outstanding attributed principal amount under any Securitization Transaction, and (viii) the principal balance outstanding under Synthetic Leases. The Funded Debt of any Person shall include the Funded Debt of any partnership or joint venture in which such Person is a general partner or joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Funded Debt.

         "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

         "Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

         "Guaranteed Obligations" means, without duplication, (i) all obligations of the Borrower (including interest accruing after a Bankruptcy Event regardless of whether such interest is allowed as a claim under the Bankruptcy Code) to the Lenders and the Agents, whenever arising, under this Credit Agreement, the Notes or the other Credit Documents, and (ii) all liabilities and obligations, whenever arising, under any Hedging Agreement between a Lender, or an Affiliate of a Lender, and a Credit Party relating to the Obligations.

         "Guarantors" means (i) the Subsidiaries identified as Guarantors on the signature pages hereto and (ii) any other Persons which may hereafter join this Credit Agreement as a Guarantor.

         "Hedging Agreements" means any interest rate protection agreement or foreign currency exchange or option agreement.

         "Honor Date" has the meaning specified in Section 2.7(d)(i).

         "Indebtedness" means, with respect to any Person, without duplication,
(a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Support Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedging Agreements, (j) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof would be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration (other than as a result of a Change of Control or an Asset Disposition that does not in fact result in a redemption of such preferred Capital Stock) at any time during the term of the Credit Agreement, (l) the principal portion of all obligations of such Person under Synthetic Leases, and (m) with respect to any member of the Consolidated Group, the outstanding attributed principal amount under any Securitization Transaction. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Indebtedness.

         "Interbank Offered Rate" means, for such Interest Period:

                  (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                  (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                  (c) if the rates referenced in the preceding clauses (a) and
         (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

         "Interest Payment Date" means (i) as to any Base Rate Loan and any Swingline Loan, the last day of each March, June, September and December, and the Termination Date, and (ii) as to any Eurodollar Loan, the last day of each Interest Period for such Loan, the date of repayment of principal of such Loan and the Termination Date, and in addition where the applicable Interest Period is more than three months, then also on the date three months from the beginning of the Interest Period, and each three months thereafter. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day.

         "Interest Period" means a period of one, two, three or six months' duration, as the Borrower may elect, commencing in each case on the date of the borrowing (including conversions, continuations and renewals), commencing in each case on the date of borrowing; provided, however, (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the Termination Date, and (C) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last day of such calendar month.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code shall be construed also to refer to any successor sections.

         "Investment" in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Support Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person, but excluding any Restricted Payment to such Person.

         "Issuing Lender" means Bank of America and its successors in such capacity.

         "Joinder Agreement" means a joinder agreement substantially in the form of Schedule 7.12 hereto, in each case executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12.

         "Lenders" means each of the Persons identified as a "Lender" on the signature pages hereto, and their successors and assigns.

         "L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Revolving Commitment Percentage.

         "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the date when made or refinanced as a Revolving Loan.

         "Letter of Credit" means any Existing Letter of Credit and any standby letter of credit issued by the Issuing Lender for the account of the Borrower in accordance with the terms of Section 2.1(b).

         "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Lender.

         "Letter of Credit Expiration Date" means the day that is seven days prior to the Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

         "Letter of Credit Fee" shall have the meaning assigned such term in
Section 3.5(b)(i).

         "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

         "Loans" means the Revolving Loans and the Swingline Loans, and the Base Rate Loans, Eurodollar Loans and Quoted Rate Swingline Loans comprising the Revolving Loans and the Swingline Loans.

         "LOC Commitment" means, with respect to the Issuing Lender, the commitment of the Issuing Lender to issue, and to honor payment obligations under, Letters of Credit and, with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender's LOC Committed Amount.

         "LOC Committed Amount" shall have the meaning assigned to such term in
Section 2.1(b).

         "LOC Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

         "LOC Obligations" means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

         "Material Adverse Effect" means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets or liabilities of the Consolidated Group taken as a whole, (ii) the ability of the Credit Parties taken as a whole to perform any material obligation under the Credit Documents, (iii) the material rights and remedies of the Agents and the Lenders under the Credit Documents, or (iv) the perfection or priority of any Lien granted under, or in connection with, any of the Credit Documents.

         "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

         "Moody's" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

         "Multiemployer Plan" means a Plan which is a "multiemployer plan" as defined in Sections 3(37) or 4001(a)(3) of ERISA.

         "Multiple Employer Plan" means a Plan (other than a Multiemployer Plan) which any member of the Consolidated Group or any ERISA Affiliate and at least one employer other than the members of the Consolidated Group or any ERISA Affiliate are contributing sponsors.

         "Nonrenewal Notice Date" has the meaning specified in Section 2.7(c)(iii).

         "North American Borrowing Base" means the sum of:

                  (a) the sum of seventy-five percent (75%) of U.S. Eligible Receivables plus thirty-five percent (35%) of U.S. Eligible Inventory, plus

                  (b) the lesser of (i) $5,000,000 and (ii) the sum of (A) seventy-five percent (75%) of Canadian Eligible Receivables plus (B) thirty-five percent (35%) of Canadian Eligible Inventory;

                  in each case as set forth in the most recent of North American Borrowing Base Certificate delivered to the Administrative Agent and the Lenders in accordance with the terms of Section 7.1(d), provided, however, that (1) the advance rates for U.S. Eligible Receivables, U.S. Eligible Inventory, Canadian Eligible Receivables and Canadian Eligible Inventory may be modified by the Administrative Agent after the Closing Date (but in no event to an advance rate higher than those set forth above) if the Administrative Agent reasonably determines that such modification is appropriate based on the results of one or more Appraisals or Field Exams, and (2) for purposes of calculating the North American Borrowing Base, the sum of (x) fifty percent (50%) of U.S. Eligible Inventory plus (y) fifty percent (50%) of Canadian Eligible Inventory shall not at any time comprise more than an amount equal to thirty percent (30%) of the North American Borrowing Base.

         "North American Borrowing Base Certificate" shall have the meaning assigned to such term in Section 7.1(d).

         "North American Group" means, collectively, the Borrower, its Domestic Subsidiaries and its Canadian Subsidiaries.

         "North American Subsidiaries" means, collectively, the Domestic Subsidiaries of the Borrower and the Canadian Subsidiaries of the Borrower.

         "Notes" means the Revolving Notes.

         "Notice of Borrowing" means a written notice of borrowing in substantially the form of Schedule 2.2(a).

         "Notice of Continuation/Conversion" means the written notice of continuation or conversion in substantially the form of Schedule 3.2.

         "Obligations" means, collectively, the Revolving Loans, the LOC Obligations and the Swingline Loans.

         "Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property which is not a Capital Lease other than any such lease in which that Person is the lessor.

         "Original Closing Date" means the date of the closing of the Existing Credit Agreement, being December 7, 1999.

         "Other Taxes" shall have the meaning assigned to such term in Section 3.11.

         "Participation Interest" means the purchase by a Lender of a participation in LOC Obligations as provided in Section 2.7(b), in Swingline Loans as provided in Section 2.8 and in Loans as provided in Section 3.16.

         "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

         "Permitted Acquisition" means any Acquisition by a member of the North American Group, provided (i) in the case of an Acquisition of Capital Stock, the Person which is the subject of such Acquisition shall be in the same or similar line of business as that of any member of the Consolidated Group or otherwise consistent with its strategic objectives, (ii) in the case of a merger or consolidation, and in other cases where appropriate, the board of directors or other governing body of the other Person which is the subject of the transaction of merger or consolidation shall have approved such Acquisition, (iii) no Default or Event of Default shall exist immediately after giving effect to such Acquisition, (iv) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Credit Parties shall be in compliance with all of the covenants set forth in Section 7.11, (v) if the Acquisition involves an interest in a partnership and a requirement that a member of the North American Group be a general partner, the general partner shall be a newly formed special purpose Subsidiary of the Borrower, (vi) if the Acquisition involves acquisition of more than 50% of the Capital Stock of a Person, the Credit Parties shall, and shall cause the party which is the subject of the Acquisition, to execute and deliver such joinder and pledge agreements and take such other action as may be necessary for compliance with the provisions of Sections 7.12 and 7.13, and (vii) the aggregate consideration (including cash, Indebtedness assumed, deferred purchase price obligations and obligations to make contingent payments based on performance, but excluding any Capital Stock of the Borrower issued to the seller) paid shall not exceed $10 million in any instance (or series of related transactions) or $20 million in the aggregate in any twelve month period beginning on or after the Closing Date.

         "Permitted Investments" means Investments which are (i) cash and Cash Equivalents; (ii) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) Investments consisting of Capital Stock, obligations, securities or other Property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors; (iv) Investments existing as of the Closing Date and set forth in Schedule 8.6; (v) advances or loans to directors, officers and employees that do not exceed $1,000,000 in the aggregate at any one time outstanding; (vi) Investments consisting of Capital Stock of developers in an amount not to exceed in the aggregate an amount equal to ten percent (10%) of Consolidated Net Worth as of the end of the immediately preceding fiscal year, (vii) advances to customers and suppliers in the ordinary course of business that do not exceed $1,000,000 in the aggregate at any one time outstanding; (viii) recoupable advances, guarantees or payments made to third parties in the ordinary course of business with respect to the licensing or acquisition of intellectual property rights or for development services for specific titles, (ix) Investments made prior to the Closing Date by members of the North American Group in their Subsidiaries and Affiliates, (x) Investments by Domestic Credit Parties in and to other Domestic Credit Parties, (xi) Investments (including loans and advances) in Canadian Subsidiaries of up to $5,000,000 outstanding at any time; (xii) Investments (including loans and advances) by members of the North American Group in UK Subsidiaries, provided that the sum of (A) the aggregate amounts outstanding under the UK Subsidiary Credit Facility plus (B) the aggregate amount of Investments in UK Subsidiaries does not exceed the UK Borrowing Base; (xiii) Investments which constitute Permitted Acquisitions and (xiv) Investments of a nature not contemplated in the foregoing subsections in an amount not to exceed $5,000,000 in the aggregate at any time outstanding.

         "Permitted Liens" means:

                  (i) Liens in favor of the Administrative Agent granted under the Collateral Documents;

                  (ii) Liens in favor of a Lender or an Affiliate of a Lender pursuant to a Hedging Agreement permitted hereunder, but only (A) to the extent such Liens secure obligations under such agreements permitted under Section 8.1, (B) to the extent such Liens are on the same collateral as to which the Lenders hereunder also have a Lien, and
         (C) so long as the obligations under such Hedging Agreement and the loans and obligations hereunder and under the other Credit Documents shall share pari passu in the collateral subject to such Liens;

                  (iii) Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

                  (iv) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

                  (v) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by any member of the Consolidated Group in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                  (vi) Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 45 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 45 days after the expiration of any such stay;

                  (vii) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

                  (viii) Liens on Property of any Person securing purchase money Indebtedness (including Capital Leases and Synthetic Leases) of such Person to the extent permitted under Section 8.1(c), provided that any such Lien attaches only to the Property financed or leased and such Lien attaches concurrently with or within 90 days after the acquisition thereof;

                  (ix) leases or subleases granted to others not interfering in any material respect with the business of any member of the Consolidated Group;

                  (x) any interest or title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

                  (xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                  (xii) Liens deemed to exist in connection with Investments in repurchase agreements which constitute Permitted Investments;

                  (xiii) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

                  (xiv) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

                  (xv) Liens on all Property of Jack of All Games, Inc. to secure obligations of Jack of All Games, Inc. under the floor planning line of credit for Nintendo inventory described in Section 8.1(g);

                  (xvi) Liens on Property of the UK Subsidiaries securing the UK Subsidiary Credit Facility referenced in Section 8.1(f); and

                  (xvii) Liens existing as of the Closing Date and set forth on
         Schedule 6.8; provided that no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date.

         "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

         "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any member of the Consolidated Group or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

         "Pledge Agreement" means the Amended and Restated Pledge Agreement dated as of the Closing Date given by the Borrower and certain other Credit Parties identified therein to the Collateral Agent to secure the obligations of the Credit Parties under the Credit Documents, as such Amended and Restated Pledge Agreement may be amended and modified from time to time.

         "Prime Rate" means, for any day, the rate of interest per annum in effect for such day as publicly announced from time to time by Bank of America as its "prime rate". Such rate is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Pro Forma Basis" means that any Asset Disposition, Acquisition or Restricted Payment (as used in this definition, each a "Transaction") shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such Transaction for which the Administrative Agent has received the Required Financial Information. In connection with the foregoing, (a) with respect to any Asset Disposition, income statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (b) with respect to any Acquisition,
(i) income statement items attributable to the Person or Property acquired shall, to the extent not otherwise included in such income statement items for the members of the Consolidated Group in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1, be included to the extent (A) relating to any period applicable in such calculations and (B) evidenced by financial information reasonably satisfactory to the Administrative Agent, and
(ii) pro forma adjustments may be included to the extent that such adjustments would be permitted under GAAP and give effect to items that are (A) directly attributable to such transaction, (B) expected to have a continuing impact on the Consolidated Group and (C) factually supportable.

         "Pro Forma Compliance Certificate" means a certificate of an Executive Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end for which the Administrative Agent shall have received the Required Financial Information after giving effect to the applicable transaction on a Pro Forma Basis.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Quoted Rate" means, with respect to a Quoted Rate Swingline Loan, the fixed or floating percentage rate per annum, if any, offered by the Swingline Lender and accepted by the Borrower in accordance with the provisions hereof.

         "Quoted Rate Swingline Loan" means a Swingline Loan bearing interest at the Quoted Rate.

         "Rate Determination Date" shall have the meaning assigned to such term in the definition of "Applicable Percentage".

         "Receivables" means all accounts, accounts receivable, receivables, and obligations for payment created or arising from the sale of inventory or the rendering of services in the ordinary course of business.

         "Register" shall have the meaning given such term in Section
11.3(c)(i).

         "Regulation D, T, U, or X" means Regulation D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

         "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

         "Required Financial Information" means the annual and quarterly compliance certificates and related financial statements and information required by the provisions of Sections 7.1(a), (b) and (c), as referenced in the definition of "Applicable Percentage".

         "Required Lenders" means, at any time, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Commitments, or if the Commitments have been terminated, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the aggregate principal amount of the Obligations outstanding (taking into account in each case Participation Interests or obligation to participate therein); provided that the Commitments of, and outstanding principal amount of Obligations (taking into account Participation Interests therein) owing to, a Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders.

         "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation or ordinance (including, without limitation, Environmental Laws) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material Property is subject.

         "Restated Financial Statements" means the restatement of the Borrower's financial statements for each fiscal quarter of 2000 and the first three fiscal quarters of 2001, as filed with the Securities and Exchange Commission on February 12, 2002

         "Restricted Payment" means (a) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any member of the North American Group, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any member of the North American Group), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of any member of the North American Group, now or hereafter outstanding (other than (i) dividends or distributions payable in Capital Stock, or options in respect thereof, of the applicable Person, (ii) distributions of rights to purchase Capital Stock as part of an anti-takeover plan, or (iii) dividends or distributions payable to any Credit Party (directly or indirectly through Subsidiaries)), (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any member of the North American Group, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any member of the North American Group, now or hereafter outstanding.

         "Revolving Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding of up to such Lender's Revolving Commitment Percentage of the Aggregate Revolving Committed Amount, as such amount may be reduced from time to time in accordance with the provisions hereof.

         "Revolving Commitment Percentage" means, with respect to each Lender, a fraction (expressed as a percentage) the numerator of which is the Revolving Committed Amount of such Lender at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time. The initial Revolving Commitment Percentage of each Lender is set forth on Schedule 2.1.

         "Revolving Committed Amount" means, with respect to each Lender, the amount of each Lender's Revolving Commitment, as such amount may be reduced from time to time in accordance with the provisions hereof. The initial Revolving Committed Amount of each Lender is set forth on Schedule 2.1.

         "Revolving Loans" shall have the meaning assigned to such term in
Section 2.1(a).

         "Revolving Note" or "Revolving Notes" means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans and the Swingline Loans in substantially the form attached as Schedule 2.5, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

         "S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

         "Sale and Leaseback Transaction" means any arrangement pursuant to which any member of the North American Group, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such member of the North American Group has sold or transferred (or is to sell or transfer) to a Person which is not a member of the North American Group or (b) which such member of the North American Group intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such member of the North American Group to another Person which is not a member of the North American Group in connection with such lease.

         "Securities Exchange Act" means the Securities Exchange Act of 1934.

         "Securitization Transaction" means any financing transaction or series of financing transactions that have been or may be entered into by a member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer to (i) a Subsidiary or affiliate (a "Securitization Subsidiary"), or (ii) any other Person, or may grant a security interest in, any accounts receivable, notes receivable, rights to future lease payments or residuals or other similar rights to payment (the "Securitization Receivables") (whether such Securitization Receivables are then existing or arising in the future) of such member of the Consolidated Group, and any assets related thereto, including without limitation, all security interests in merchandise or services financed thereby, the proceeds of such Securitization Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

         "Security Agreement" means the Amended and Restated Security Agreement dated as of the Closing Date given by the Credit Parties to the Collateral Agent to secure the obligations of the Credit Parties under the Credit Documents, as such Amended and Restated Security Agreement may be amended and modified from time to time.

         "Shareholder Litigation" means each of the lawsuits filed by shareholders of the Borrower regarding the Restated Financial Statements and settled prior to the Closing Date by the Borrower and the other parties thereto.

         "Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

         "Subsidiary" means, as to any Person at any time, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at such time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at such time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries owns at such time more than 50% of the Capital Stock. Except as expressly provided otherwise, references to "Subsidiary" and "Subsidiaries" shall be deemed to mean Subsidiaries of the Borrower.

         "Support Obligations" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Support Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Support Obligation is made.

         "Swingline Commitment" means, with respect to the Swingline Lender, the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount and, with respect to each Lender, the commitment of such Lender to purchase participation interests in the Swingline Loans up to such Lender's Revolving Commitment Percentage of the Swingline Committed Amount.

         "Swingline Committed Amount" shall have the meaning specified in
Section 2.1(c).

         "Swingline Lender" means Bank of America and its successors in such capacity.

         "Swingline Loan" shall have the meaning specified in Section 2.1(c).

         "Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease under GAAP.

         "Taxes" shall have the meaning assigned to such term in Section 3.11.

         "Termination Date" means August 28, 2005, or such later date as to which all of the Lenders may in their sole discretion by written consent agree.

         "UK Borrowing Base" means an amount equal to eighty percent (80%) of the aggregate book value of all Receivables owed or owing to the UK Subsidiaries on a consolidated basis as shown on the books and records of the UK Subsidiaries, as set forth in the most recent UK Borrowing Base Certificate delivered to the Administrative Agent in accordance with the terms of Section 7.1(e).

         "UK Borrowing Base Certificate" shall have the meaning assigned to such term in Section 7.1(e).

         "UK Subsidiary" means any Subsidiary which is incorporated or organized under the laws of the United Kingdom or its member states.

         "Unreimbursed Amount" has the meaning specified in Section 2.7(d)(i).

         "U.S. Eligible Inventory" means, as of any date of determination, the aggregate book value based on an average cost valuation as shown on the books and records of the Borrower and its Domestic Subsidiaries of all inventory owned by the Borrower and its Domestic Subsidiaries on a consolidated basis after deducting allowances or reserves relating thereto, but excluding in any event (without duplication) (a) inventory which is (i) not subject to a perfected, first priority Lien in favor of the Collateral Agent to secure the obligations under the Security Agreement (including, without limitation, inventory which constitutes Excluded Property), or (ii) subject to any other Lien that is not a Permitted Lien, (b) inventory which is not in good condition or fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such goods, (c) inventory which is leased or on consignment, (d) displays and packaging supplies, (e) inventory located outside of the United States, (f) inventory in possession of a Person other than the Borrower or any of its Domestic Subsidiaries, (g) inventory located at a location not owned by the Borrower or any other Credit Party with respect to which the Administrative Agent shall not have received a landlord's, warehousemen's, bailee's or appropriate waiver satisfactory to the Administrative Agent, and (h) inventory which fails to meet such other specifications and requirements as may from time to time be established by the Administrative Agent in its reasonable discretion.

         "U.S. Eligible Receivables" means, as of any date of determination, the aggregate book value as shown on the books and records of the Borrower and its Domestic Subsidiaries of all Receivables owned by or owing to the Borrower and its Domestic Subsidiaries on a consolidated basis after deducting retainage and allowances or reserves relating thereto, but excluding in any event (without duplication) (a) Receivables owing by an account debtor which is not solvent or is subject to any bankruptcy or insolvency proceeding of any kind, (b) any Receivable which is (i) not subject to a perfected, first priority Lien in favor of the Collateral Agent to secure the obligations under the Security Agreement, or (ii) subject to any other Lien that is not a Permitted Lien, (c) any insured Receivable which is more than 60 days past due or any uninsured Receivable which is more than 90 days past invoice date (in each case net of reserves for bad debts in connection with any such Receivables), (d) any Receivable not otherwise excluded by clause (c) above if more than 50% of the other Receivables owing from the applicable account debtor are excluded by clause (c) above, (e) the sum of all credit balances carried on Receivables that are more than 90 days past due, (f) Receivables that are more than 90 days past the original invoice date but that have been re-aged as a result of a dispute by the account debtor, (g) Receivables for which any Subsidiary or any Affiliate is the account debtor, (h) any Receivable if and to the extent the amount of such Receivable, together with all other Receivables of the applicable account debtor, exceeds an amount equal to 25% of all Receivables owned by or owing to the members of the North American Group, (i) Receivables owing by an account debtor located outside of the United States or Canada (unless payment for the goods shipped is secured by an irrevocable letter of credit in a form and from an institution acceptable to the Administrative Agent), and (j) Receivables which fail to meet such other specifications and requirements as may from time to time be established by the Administrative Agent in its reasonable discretion.

         "Voting Stock" means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

         "Wholly Owned Subsidiary" of any Person means any Subsidiary 100% of whose Voting Stock is at the time owned by such Person directly or indirectly through other Wholly Owned Subsidiaries.

1.2      Computation of Time Periods.

         For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

1.3      Accounting Terms.

         Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the annual audited financial statements referenced in Section 6.1(i)); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

         Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants set forth in Section 7.11 (including, without limitation, for purposes of determining compliance with such financial covenants and determining the Applicable Percentage) shall be made on a Pro Forma Basis.

1.4      Rounding.

         Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5      Letter of Credit Amounts.

         Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases and reductions thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.


                                    SECTION 2

                                CREDIT FACILITIES

2.1      Commitments.

         (a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (the "Revolving Loans") to the Borrower in Dollars from time to time in the amount of such Lender's Revolving Commitment Percentage of such Revolving Loans for the purposes hereinafter set forth; provided that no Lender shall be obligated to make any Revolving Loan if after giving effect to thereto (i) with regard to the Lenders collectively, the aggregate principal amount of Obligations outstanding would exceed the lesser of (A) the Aggregate Revolving Committed Amount or (B) the North American Borrowing Base, and (ii) with regard to each Lender individually, such Lender's Revolving Commitment Percentage of Obligations outstanding would exceed the lesser of (A) such Lender's Revolving Committed Amount or (B) an amount equal to such Lender's Revolving Commitment Percentage of the North American Borrowing Base. Revolving Loans may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

         (b) Letter of Credit Commitment. Subject to the terms and conditions set forth herein (i) the Issuing Lender agrees, in reliance upon the agreements of the Lenders set forth in Section 2.7, (A) from time to time on any Business Day during the period from the Closing Date to the Letter of Credit Expiration Date to issue Letters of Credit for the account of the Borrower or its Subsidiaries and to amend or renew Letters of Credit previously issued by it in accordance with Section 2.7 and (B) to honor drafts under the Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries; provided that the Issuing Lender shall not be obligated to issue or renew any Letter of Credit and no Lender shall be obligated to participate in any Letter of Credit if after giving effect thereto, (A) the aggregate amount of LOC Obligations would exceed TWENTY MILLION DOLLARS ($20,000,000) (as such amount may be reduced from time to time in accordance with the provisions hereof, the "LOC Committed Amount"), (B) with regard to the Lenders collectively, the aggregate principal amount of Obligations outstanding would exceed the lesser of (x) the Aggregate Revolving Committed Amount or (y) the North American Borrowing Base, and (C) with regard to each Lender individually, such Lender's Revolving Commitment Percentage of Obligations outstanding would exceed the lesser of (x) such Lender's Revolving Committed Amount or (y) an amount equal to such Lender's Revolving Commitment Percentage of the North American Borrowing Base. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

         (c) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender agrees to make certain revolving credit loans (the "Swingline Loans") to the Borrower in Dollars from time to time for the purposes hereinafter set forth; provided that the Swingline Lender shall not be obligated to make any Swingline Loan if after giving effect thereto (i) the aggregate principal amount of Swingline Loans would exceed FIVE MILLION DOLLARS ($5,000,000) (as such amount may be reduced from time to time in accordance with the provisions hereof, the "Swingline Committed Amount"), and
(ii) with regard to the Lenders collectively, the aggregate principal amount of Obligations outstanding would exceed the lesser of (A) the Aggregate Revolving Committed Amount or (B) the North American Borrowing Base. Swingline Loans may consist of Base Rate Loans or Quoted Rate Swingline Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

2.2      Borrowing Procedures for Loans.

         (a) Notice of Borrowing. The Borrower shall request a Revolving Loan or Swingline Loan by written notice (or telephonic notice promptly confirmed in writing) as follows:

                  (i) Revolving Loans. In the case of Revolving Loans, by the Borrower to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing in the case of Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurodollar Loans. Each such request for borrowing shall be irrevocable, shall be in substantially the form of Schedule 2.2(a)(i) and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.2(a)(i), the contents thereof and each Lender's share of any borrowing to be made pursuant thereto.

                  (ii) Swingline Loans. In the case of Swingline Loans, by the Borrower to the Swingline Lender with a copy to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing. Each such request for borrowing shall be irrevocable, shall be in substantially the form of
         Schedule 2.2(a)(ii) and shall specify (A) that a Swingline Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and
         (D) the interest rate option and maturity requested therefor. Notwithstanding the foregoing, however, in the event that an "auto borrow" or "zero balance" or similar arrangement shall then be in place with the Swingline Lender, the Borrower shall request Swingline Loans pursuant to such alternative notice arrangements, if any, provided thereunder or in connection therewith. Each Swingline Loan shall have a maturity date as the Borrower may request and the Swingline Lender may agree.

         (b) Minimum Amounts. Each Revolving Loan advance shall be in a minimum principal amount of $5,000,000, in the case of Eurodollar Loans, or $1,000,000 (or, if less, the unused amount of the Aggregate Revolving Committed Amount), in the case of Base Rate Loans, and integral multiples of $250,000 in excess thereof. Each Swingline Loan advance shall be in a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof (or, if less, the unused amount of the Swingline Committed Amount) provided that in the event that an "auto borrow" or "zero balance" or similar arrangement shall then be in place with the Swingline Lender, each Swingline Loans advance shall be in such minimum amounts, if any, provided by such agreement.

         (c) Information Not Provided. If in connection with any request for a Revolving Loan, the Borrower shall fail to specify (x) an applicable Interest Period in the case of a Eurodollar Loan, the Borrower shall be deemed to have requested an Interest Period of one month, or (y) the type of Loan requested in the case of a Revolving Loan or a Swingline Loan, the Borrower shall be deemed to have requested a Base Rate Loan.

         (d) Maximum Number of Eurodollar Loans. In connection with any request for a Revolving Loan, Revolving Loans may be comprised of no more than five (5) Eurodollar Loans outstanding at any time. For purposes hereof, Eurodollar Loans with separate or different Interest Periods will be considered as separate Eurodollar Loans even if their Interest Periods expire on the same date.

2.3      Interest.

         Subject to Section 3.1, the Loans hereunder shall bear interest at a per annum rate, payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein), as follows:

                  (a) Base Rate Loans. During such periods as the Loans shall be comprised of Base Rate Loans, the Adjusted Base Rate;

                  (b) Eurodollar Loans. During such periods as the Loans shall be comprised of Eurodollar Loans, the Adjusted Eurodollar Rate; and

                  (c) Quoted Rate Swingline Loans. During such periods as the Swingline Loans shall be comprised of Quoted Rate Swingline Loans, the Quoted Rate.

2.4      Repayment.

         (a) Revolving Loans. The principal amount of all Revolving Loans shall be due and payable in full on the Termination Date.

         (b) Swingline Loans. The principal amount of all Swingline Loans shall be due and payable on the earlier of (A) the maturity date agreed to by the Swingline Lender and the Borrower with respect to such Loan, or (B) the Termination Date.

2.5      Notes.

         The Revolving Loans and the Swingline Loans shall be evidenced by the Revolving Notes.

2.6      Increase in Revolving Commitments.

         The Borrower may at any time upon prior written notice to the Administrative Agent increase the Aggregate Revolving Committed Amount by up to TEN MILLION DOLLARS ($10,000,000) with additional Revolving Commitments from any existing Lender or new Revolving Commitments from any other Person reasonably acceptable to the Administrative Agent; provided that:

                  (a) any such increase shall be in a minimum principal amount of $5 million and integral multiples of $1 million in excess thereof;

                  (b) if any Eurodollar Loans are outstanding on the date of any such increase, the Borrower shall prepay the Eurodollar Loans (together with any amounts owing under Section 3.12 in connection therewith) on such date in such amounts as are necessary to cause each Lender to hold its Revolving Commitment Percentage of each Eurodollar Loan;

                  (c) the conditions precedent set forth in Sections 5.2(a) and
         (b) shall be satisfied on the date of any such increase;

                  (d) no existing Lender shall be under any obligation to increase its Revolving Commitment and any such increase shall be in such Lender's sole and absolute discretion;

                  (e) any new Lender shall join this Credit Agreement by executing such joinder agreements and/or other agreements reasonably acceptable to the Administrative Agent; and

                  (f) the Borrower shall deliver to the Administrative Agent such supporting resolutions, legal opinions, promissory notes and other items as may be reasonably requested by the Administrative Agent and the Lenders in connection therewith.

         In connection with any such increase in the Revolving Commitments,
         Schedule 2.1 shall be revised to reflect the Revolving Committed Amount and Revolving Commitment Percentage of each Lender.

2.7      Additional Provisions relating to Letters of Credit.

         (a) The Issuing Lender shall be under no obligation to issue any Letter of Credit if:

                  (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

                  (ii) subject to Section 2.06(c)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

                  (iii) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

                  (iv) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender that are applicable to borrowers generally; or

                  (v) such Letter of Credit is in an initial amount less than $500,000 or is to be denominated in a currency other than Dollars.

         (b) The Issuing Lender shall be under no obligation to amend any Letter of Credit if (i) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

         (c) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

                  (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Executive Officer of the Borrower. Such Letter of Credit Application must be received by the Issuing Lender and the Administrative Agent not later than 11:00 a.m. (Charlotte, North Carolina) at least two Business Days (or such later date and time as the Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and
         (G) such other matters as the Issuing Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Lender may require.

                  (ii) Promptly after receipt of any Letter of Credit Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuing Lender of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Letter of Credit.

                  (iii) If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an "Auto-Renewal Letter of Credit"); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Nonrenewal Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Lender shall not permit any such renewal if (A) the Issuing Lender has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.7(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in
         Section 5.2 is not then satisfied.

                  (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

         (d) Drawings and Reimbursements; Funding of Participations.

                  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. (Charlotte, North Carolina time) on the date of any payment by the Issuing Lender under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Issuing Lender by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Revolving Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Loan bearing interest at the Base Rate to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Committed Amount and the conditions set forth in Section 5.2 (other than the delivery of a Notice of Borrowing). Any notice given by the Issuing Lender or the Administrative Agent pursuant to this Section 2.7(d)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                  (ii) Each Lender (including the Lender acting as Issuing Lender) shall upon any notice pursuant to Section 2.7(d)(i) make funds available to the Administrative Agent for the account of the Issuing Lender at the Administrative Agent's Office in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. (Charlotte, North Carolina time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.7(d)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan bearing interest at the Base Rate to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

                  (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.7(d)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.7.

                  (iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.7(d) to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender's Revolving Commitment Percentage of such amount shall be solely for the account of the Issuing Lender.

                  (v) Each Lender's obligation to make Revolving Loans or L/C Advances to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.7(d), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Loans pursuant to this Section 2.7(d) is subject to the conditions set forth in Section 5.2 (other than delivery by the Borrower of a Notice of Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.

                  (vi) If any Lender fails to make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.7(d) by the time specified in Section 2.7(d)(ii), the Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

         (e)      Repayment of Participations.

                  (i) At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with
         Section 2.7(c), if the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

                  (ii) If any payment received by the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.7(d)(i) is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or otherwise, each Lender shall pay to the Administrative Agent for the account of the Issuing Lender its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

         (f) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall, notwithstanding the following, be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances:

                  (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                  (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

                  (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

                  (iv) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code; or

                  (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit, each amendment thereto and the accompanying documents that are delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will promptly notify the Issuing Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.

         (g) Role of Issuing Lender. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Lender, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.7(f); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Lender's willful misconduct or gross negligence or the Issuing Lender's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

         (h) Cash Collateral. Upon the request of the Administrative Agent, (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then outstanding amount of all LOC Obligations (in an amount equal to such outstanding amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the LOC Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

         (i) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

         (j) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.8      Additional Provisions relating to Swingline Loans.

         The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Lenders, demand repayment of its Swingline Loans by way of a Revolving Loan advance, in which case the Borrower shall be deemed to have requested a Revolving Loan advance comprised solely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one Business Day prior to the Termination Date and on the date of the occurrence of any Event of Default described in Section 9.1 and upon acceleration of the indebtedness hereunder and the exercise of remedies in accordance with the provisions of Section 9.2. Each Lender hereby irrevocably agrees to make its Revolving Commitment Percentage of each such Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (I) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 5.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (V) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or
(VI) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), then each Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such Participation Interests in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its Revolving Commitment Percentage, provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interest is funded and (B) at the time any purchase of Participation Interests pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender, to the extent not paid to the Swingline Lender by the Borrower in accordance with the terms of Section 2.4(b), interest on the principal amount of Participation Interests purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment by such lender for such Participation Interests, at the rate equal to the Federal Funds Rate.

                                    SECTION 3

                 OTHER PROVISIONS RELATING TO CREDIT FACILITIES

3.1      Default Rate.

         Upon the occurrence, and during the continuance, of an Event of Default, (i) the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Adjusted Base Rate plus 2%) and (ii) the Letter of Credit Fee shall accrue at a per annum rate 2% greater than the rate which would otherwise be applicable.

3.2      Extension and Conversion.

         The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (i) except as provided in Section 3.8, Eurodollar Loans may be converted into Base Rate Loans or extended as Eurodollar Loans for new Interest Periods only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only if the conditions precedent set forth in Section 5.2 are satisfied on the date of continuation or conversion, (iii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of "Interest Period" and shall be in such minimum amounts as provided in Section 2.2(b) and
(iv) any request for continuation or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such continuation or conversion shall be effected by the applicable Borrower by giving a Notice of Extension/Conversion (or telephonic notice promptly confirmed in writing) to the office of the Administrative Agent specified in Section 11.1, or at such other office as the Administrative Agent may designate in writing, prior to 11:00 A.M. (Charlotte, North Carolina time), on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the continuation of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed continuation or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for continuation or conversion shall be irrevocable and shall constitute a representation and warranty by the applicable Borrower of the matters specified in Section 5.2. In the event the applicable Borrower fails to request continuation or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or continuation is not permitted or required by this Section, then such Eurodollar Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed continuation or conversion affecting any Revolving Loan.

3.3      Prepayments.

         (a) Voluntary Prepayments. The Loans may be repaid in whole or in part without premium or penalty; provided that (i) Eurodollar Loans may be prepaid only upon three (3) Business Days' prior written notice to the Administrative Agent and must be accompanied by payment of any amounts owing under Section 3.12, and (ii) partial prepayments shall be minimum principal amounts of (A) in the case of Revolving Loans which are Eurodollar Loans, a minimum aggregate principal amount of $1,000,000 and integral multiples of $250,000 in excess thereof, (B) in the case of Revolving Loans which are Base Rate Loans, a minimum aggregate principal amount of $1,000,000 and integral multiples of $250,000 in excess thereof, and (C) in the case of Swingline Loans, a minimum aggregate principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof, provided that in the event that an "auto borrow" or "zero balance" or other similar arrangement shall then be in place with the Swingline Lender, Swingline Loans may be prepaid in such other minimum amounts, if any, provided under such arrangement.

         (b) Mandatory Prepayments. If at any time, (i) the aggregate principal amount of Obligations shall exceed the lesser of (A) the Aggregate Revolving Committed Amount or (B) the North American Borrowing Base, (ii) the aggregate principal amount of LOC Obligations shall exceed the LOC Committed Amount, or
(iii) the aggregate principal amount of Swingline Loans shall exceed the Swingline Committed Amount, the Borrower shall immediately make payment on the Revolving Loans, the Swingline Loans and/or to a cash collateral account in respect of the LOC Obligations, in the amount of the difference.

         (c) Application. Unless otherwise specified by the applicable Borrower, prepayments on the Obligations shall be applied first to Swingline Loans, then to Revolving Loans which are Base Rate Loans, then to Revolving Loans which are Eurodollar Loans in direct order of Interest Period maturities, and then to a cash collateral account to secure LOC Obligations.

3.4      Reduction and Termination of Commitments.

         (a) Voluntary Reduction of Commitments. The Commitments may be terminated or permanently reduced in whole or in part by the Borrower upon three
(3) Business Days' prior written notice by the Borrower to the Administrative Agent (and the Administrative Agent shall promptly notify the Lenders), provided that after giving effect to any voluntary reduction in the Revolving Commitments, the aggregate principal amount of Obligations shall not exceed the Aggregate Revolving Committed Amount, as reduced, and (ii) partial reductions shall be in a minimum aggregate principal amount of in the case of Aggregate Revolving Committed Amount, $5,000,000 and integral multiples of $1,000,000 in excess thereof.

         (b) Termination of Commitments. The Commitments shall terminate on the Termination Date.

3.5      Fees.

         (a) Commitment Fee. In consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders a commitment fee (the "Commitment Fee") equal to the Applicable Percentage per annum on the average daily unused amount of the Aggregate Revolving Committed Amount for the applicable period. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or a portion thereof) (and on the Termination Date). For purposes of computation of the Commitment Fee, (A) Swingline Loans shall not be counted toward or considered usage of the Aggregate Revolving Committed Amount and (B) LOC Obligations shall be counted toward and considered usage of the Aggregate Revolving Committed Amount.

         (b) Letter of Credit Fees.

                  (i) Letter of Credit Issuance Fee. In consideration of the issuance of Letters of Credit, the Borrower promises to pay to the Administrative Agent for the account of each Lender a fee (the "Letter of Credit Fee") on such Lender's Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each such Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Percentage. The Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or a portion thereof) (and on the Termination Date).

                  (ii) Issuing Lender Fees. In addition to the Letter of Credit Fee, the Borrower promises to pay to the Administrative Agent for the account of the Issuing Lender without sharing by the other Lenders (i) a letter of credit fronting fee of one-eighth of one percent (0.125%) on the average daily maximum amount available to be drawn under each Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration and (ii) the customary charges from time to time of the Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit. The fronting fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or a portion thereof) (and on the Termination Date) and the customary charges shall be payable on demand.

         (c) Administrative Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees referred to in the Administrative Agent's Fee Letter (the "Administrative Agent's Fees").

3.6      Capital Adequacy.

         If any Lender has reasonably determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's (including, for purposes hereof, the parent company of such Lender) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender would have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto. If any Lender requests compensation by the Borrower under this Section 3.6, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Loans, or to convert Base Rate Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.10 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

3.7      Limitation on Eurodollar Loans.

         If on or prior to the first day of any Interest Period for any Eurodollar Loan:

                  (a) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

                  (b) the Required Lenders reasonably determine (which determination shall be conclusive absent manifest error) and notify the Administrative Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Loans for such Interest Period;

then the Administrative Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, continue Eurodollar Loans, or to convert Base Rate Loans into Eurodollar Loans with respect to the affected currency.

3.8      Illegality.

         Notwithstanding any other provision of this Credit Agreement, in the event that it becomes unlawful for any Lender (or its Applicable Lending Office) to make, maintain, or fund Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender's obligation to make or continue Eurodollar Loans and to convert Base Rate Loans into Eurodollar Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 3.10 shall be applicable).

3.9      Requirements of Law.

         If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

                  (i) shall subject such Lender (or its Applicable Lending Office) to any additional tax, duty, or other charge with respect to any Eurodollar Loans, its Notes, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Credit Agreement or its Notes in respect of any Eurodollar Loans (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office);

                  (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Eurodollar Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Commitment of such Lender hereunder; or

                  (iii) shall impose on such Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting this Credit Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, converting into, continuing, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Credit Agreement or its Notes with respect to any Eurodollar Loans, then the Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this Section 3.9, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Loans, or to convert Base Rate Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.10 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 3.9 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this
Section 3.9 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

3.10     Treatment of Affected Loans.

         If the obligation of any Lender to make any Eurodollar Loan or to continue, or to convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 3.6, 3.8 or 3.9 hereof, such Lender's Eurodollar Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of a conversion required by Section 3.8 hereof, on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.6, 3.8 or 3.9 hereof that gave rise to such conversion no longer exist:

                  (a) to the extent that such Lender's Eurodollar Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Eurodollar Loans shall be applied instead to its Base Rate Loans; and

                  (b) all Loans that would otherwise be made or continued by such Lender as Eurodollar Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.6, 3.8 or 3.9 hereof that gave rise to the conversion of such Lender's Eurodollar Loans pursuant to this
Section 3.10 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

3.11     Taxes.

         (a) Any and all payments by any Credit Party to or for the account of any Lender or the Administrative Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Administrative Agent (as the case may be) is organized or does business or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If any Credit Party shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable under this Credit Agreement or any other Credit Document to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.11) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and withholdings, (iii) such Credit Party shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law, and (iv) such Credit Party shall furnish to the Administrative Agent, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof.

         (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Credit Agreement or any other Credit Document or from the execution or delivery of, or otherwise with respect to, this Credit Agreement or any other Credit Document (hereinafter referred to as "Other Taxes").

         (c) The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.11) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

         (d) Each Lender that is not a United States person under Section 7701(a)(30) of the Internal Revenue Code (each a "Foreign Lender"), on or prior to the date of its execution and delivery of this Credit Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with (i) Internal Revenue Service Form W-8 BEN or W-8 ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Credit Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and/or (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue
Code), certifying that such Lender is entitled to an exemption from tax on payments pursuant to this Credit Agreement or any of the other Credit Documents.

         (e) For any period with respect to which a Lender has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to
Section 3.11(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.11(a) or 3.11(b) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

         (f) If any Credit Party is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.11, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

         (g) Within thirty (30) days after the date of any payment of Taxes, the applicable Credit Party shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing such payment.

         (h) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 3.11 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

3.12     Funding Losses.

         Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

         (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

         (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense (but excluding any loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrower to the Banks under this Section 3.12, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Interbank Offered Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

3.13     Pro Rata Treatment.

         Except to the extent otherwise provided herein:

         (a) Obligations. Each Revolving Loan advance, each payment or prepayment of principal of any Revolving Loan, each payment of interest on any Revolving Loan, each payment on or in respect of the LOC Obligations and each payment of interest thereon, each payment of the Commitment Fee, each payment of the Letter of Credit Fee, each reduction of aggregate Revolving Committed Amounts, and each conversion or extension of Revolving Loan shall be allocated pro rata among the Lenders according to the respective Revolving Commitment Percentages of the Lenders.

         (b) Advances.

                  (i) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swingline Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

                  (ii) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

                           (A) if the Borrower failed to make such payment, each
                  Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

                           (B) if any Lender failed to make such payment, such
                  Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable borrowing.

         Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder. A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

3.14     Sharing of Payments.

         (a) Lenders. The Lenders agree that, in the event that any Lender shall obtain payment in respect of any Revolving Loan, LOC Obligation or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Revolving Loan, LOC Obligation and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all such Lenders share such payment in accordance with the respective Revolving Commitment Percentages of such Lenders, as provided for in this Credit Agreement. The Lenders further agree that if payment to any such Lender obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each such Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker's lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Revolving Loan, LOC Obligation or other obligation in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this
Section 3.16 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.16 to share in the benefits of any recovery on such secured claim.

         (b) Lenders and Agents. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative Agent to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate.

3.15     Payments, Computations, Etc.

         (a) Generally. Except as otherwise specifically provided herein, all payments of principal, interest and fees shall be made to the Administrative Agent in Dollars in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or setoff, at the Administrative Agent's office specified in Section 11.1 not later than 2:00 P.M. (Charlotte, North Carolina time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Administrative Agent (with notice to the Borrower). The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent the Loans, LOC Obligations, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the relevant Lenders in such manner as the Administrative Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of
Section 3.15(a) and Section 3.17). The Administrative Agent will distribute such payments to the applicable Lenders if any such payment is received prior to 2:00 P.M. (Charlotte, North Carolina time or London time, as appropriate) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment to such Lenders entitled thereto on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension). Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of the actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans determined by reference to the Prime Rate which shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

         (b) Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received on or in respect of the Obligations (or other amounts owing under the Credit Documents in connection therewith) shall be paid over or delivered as follows:

                           FIRST, to the payment of all reasonable out-of-pocket
                  costs and expenses (including without limitation reasonable attorneys' fees) of the Collateral Agent actually incurred in connection with the execution of its duties as Collateral Agent in exercising or attempting to exercise rights and remedies in respect of the collateral and all protective advances made with respect thereto;

                           SECOND, to the payment of all reasonable
                  out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Administrative Agent in connection with enforcing the rights and remedies of the Lenders under the Credit Documents and any protective advances made with respect thereto;

                           THIRD, to payment of any fees owed to the
                  Administrative Agent;

                           FOURTH, to the payment of all reasonable
                  out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees) of each of the Lenders hereunder in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;

                           FIFTH, to the payment of all accrued interest and
                  fees on or in respect of the Obligations;

                           SIXTH, to the payment of the outstanding principal
                  amount of the Obligations hereunder (including the payment or cash collateralization of the outstanding LOC Obligations);

                           SEVENTH, to all other Obligations hereunder and other
                  obligations which shall have become due and payable under the Credit Documents otherwise and not repaid pursuant to clauses "FIRST" through "SIXTH" above; and

                           EIGHTH, to the payment of the surplus, if any, to the
                  Borrower and/or whoever may be lawfully entitled to receive such surplus.

         In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) except as otherwise provided, the Lenders shall receive amounts ratably in accordance with their respective pro rata share (based on the proportion that the then outstanding Obligations held by such Lenders bears to the aggregate amount of Obligations then outstanding) of amounts available to be applied pursuant to clauses "FOURTH", "FIFTH", "SIXTH" and "SEVENTH" above; and (iii) to the extent that any amounts available for distribution pursuant to clause "SIXTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses "FIFTH" and "SIXTH" above in the manner provided in this Section 3.15(b).

3.16     Certain Limitations.

         The provisions of Sections 3.6, 3.8, 3.9 and 3.11 shall be subject to the following:

         (a) If any Lender demands compensation or indemnification from the Borrower under Section 3.6, 3.9 or 3.11, then such Lender will agree to use reasonable efforts to change the jurisdiction of its applicable lending office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

         (b) If any Lender determines that it has recovered or used as a credit any amount withheld on its account pursuant to Section 3.6, 3.9 or Section 3.11, it shall reimburse (without any interest) the Borrower to the extent of such amount so determined to have been recovered (to the extent of any tax benefit actually received) or used as a credit, provided that nothing in this clause (b) shall require any Lender to make available its tax returns (or any other information relating to its taxes which it deems to be confidential).

         (c) If any Lender demands compensation or indemnification from the Borrower under Section 3.6, 3.9 or 3.11, such Lender shall be entitled to compensation or indemnification only for increased costs or other amounts (i) incurred during the period of ninety (90) days preceding the date of such Lender's demand therefor and (ii) which such Lender charges to similarly situated borrowers.

         (d) If any Lender notifies the Borrower that it demands compensation or indemnification from the Borrower under Section 3.6, 3.9 or 3.11, or if that it has become unlawful for any Lender to make, maintain, or fund Eurodollar Loans under Section 3.8, the Borrower may, at its option, so long as no Event of Default shall have occurred and be continuing, obtain, at the Borrower's expense, a replacement Lender for the affected Lender. If the Borrower elects to obtain a replacement Lender for the affected Lender, the Borrower shall within thirty (30) after the date of such notification from such affected Lender, notify the Administrative Agent and such affected Lender of its intention to replace the affected Lender. If the Borrower obtains a replacement Lender (which replacement Lender shall be acceptable to the Administrative Agent in its reasonable discretion) within ninety (90) days following notice of its intention to do so, the affected Lender must sell and assign its Loans and Commitments to such replacement Lender pursuant to Section 11.6(b), for an amount equal to the principal balance of all Revolving Loans held by the affected Lender and all accrued interest and Fees with respect thereto through the date of such sale, provided that the Borrower shall have paid to such affected Lender the compensation or indemnification that it is entitled to receive under Section 3.6, 3.9 or 3.11 through the date of such sale and assignment. Notwithstanding the foregoing, if the Borrower shall fail to give the Administrative Agent and the affected Lender notice of its intention to replace the affected Lender or if the Borrower timely gives notice to the Administrative Agent and an affected Lender of its intention to replace such affected Lender and does not so replace such affected Lender within ninety (90) days following such notice, then, in either case, the Borrower's rights under this Section 3.16 to replace such Lender for the particular circumstances shall terminate.

3.17     Evidence of Debt.

         (a) Each Lender shall maintain an account or accounts evidencing each Revolving Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

         (b) The Administrative Agent shall maintain the Register pursuant to
Section 11.3(c)(i), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (A) the amount, type and Interest Period of each such Revolving Loan hereunder, (B) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender's share thereof. The Administrative Agent will make reasonable efforts to maintain the accuracy of the respective subaccounts referred to in the preceding sentences and to promptly update such subaccounts from time to time, as necessary.

         (c) The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 3.17 (and, if consistent with the entries of the Administrative Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Credit Parties therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Credit Parties to repay the loans and obligations owing to such Lender.


                                    SECTION 4

                                    GUARANTY

4.1      The Guaranty.

         (a) Each of the Guarantors hereby jointly and severally guarantees to each Lender, to each Lender and each Affiliate of a Lender that enters into a Hedging Agreement with a Credit Party relating to the Obligations and to the Agents, as hereinafter provided, the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

         (b) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Hedging Agreements, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state, provincial or federal law relating to fraudulent conveyances or transfers or the granting of financial assistance) then the obligations of each Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state or provincial and including, without limitation, the Bankruptcy Code). In such case or otherwise at the request of an Agent, each Credit Party shall take such action and shall execute and deliver all such further documents required by such Agent to cause the obligations of such Guarantor to be enforceable to the extent required by this Credit Agreement.

4.2      Obligations Unconditional.

         The obligations of all of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or Hedging Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Section 4 until such time as the Lenders (and any Affiliates of Lenders entering into Hedging Agreements relating to the Obligations to the extent permitted hereunder) have been paid in full in respect of all Guaranteed Obligations, all Commitments under this Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Credit Documents or Hedging Agreements between any Credit Party and any Lender, or any Affiliate of a Lender. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

                  (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

                  (b) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Hedging Agreement between any Credit Party and any Lender or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements shall be done or omitted;

                  (c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Hedging Agreement between any Credit Party and any Lender or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

                  (d) any Lien granted to, or in favor of, any Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

                  (e) any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Hedging Agreement between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

4.3      Reinstatement.

         The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agents and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agents or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.4      Certain Additional Waivers.

         Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Guaranteed Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

4.5      Remedies.

         The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Agents and the Lenders, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.6      Rights of Contribution.

         The Guarantors hereby agree, as among themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below), each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the succeeding provisions of this Section 4.6), pay to such Excess Funding Guarantor an amount equal to such Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below). The payment obligation of any Guarantor to any Excess Funding Guarantor under this Section 4.6 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 4, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes hereof, (a) "Excess Funding Guarantor" shall mean, in respect of any obligations arising under the other provisions of this Section 4 (hereafter, the "Guarantied Obligations"), a Guarantor that has paid an amount in excess of its Pro Rata Share of the Guarantied Obligations; (b) "Excess Payment" shall mean, in respect of any Guarantied Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guarantied Obligations; and (c) "Pro Rata Share", for the purposes of this Section 4.6, shall mean, for any Guarantor, the ratio (expressed as a percentage) of (i) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair saleable value of all assets and other properties of the Borrower and all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder) of the Borrower and all of the Guarantors, all as of the Closing Date (in each case, if any Guarantor becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 4.6 such subsequent Guarantor shall be deemed to have been a Guarantor as of the Closing Date and the information pertaining to, and only pertaining to, such Guarantor as of the date such Guarantor became a Guarantor shall be deemed true as of the Closing Date).

4.7      Guarantee of Payment; Continuing Guarantee.

         The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.


                                    SECTION 5

                                   CONDITIONS

5.1      Closing Conditions.

         The obligation of the Lenders to enter into this Credit Agreement and to make the initial Extensions of Credit shall be subject to satisfaction of the following conditions (in form and substance acceptable to the Lenders):

                  (a) Executed Credit Documents. Receipt by the Administrative Agent of (i) multiple counterparts of this Credit Agreement, (ii) a Revolving Note for each Lender, and (iii) multiple counterparts of the Collateral Documents, in each case executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Credit Agreement.

                  (b) Legal Opinions. Receipt by the Administrative Agent of multiple counterparts of opinions of counsel for the Credit Parties relating to the Credit Documents and the transactions contemplated therein, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, and including, among other things, opinions regarding enforceability of the Credit Documents and the perfection of the security interests created thereby.

                  (c) Financial Information. Receipt by the Lenders of such financial information regarding the members of the Consolidated Group as may be requested by, and in each case in form and substance reasonably satisfactory to, the Administrative Agent and the Lenders.

                  (d) Collateral. Receipt by the Administrative Agent of satisfactory evidence that the Collateral Agent (on behalf of the Lenders) holds a perfected, first priority lien in all of the Collateral, subject to no other liens except for Permitted Liens, including, without limitation, (i) Lien searches, (ii) such filings, recordations and certificates as the Collateral Agent reasonably deems necessary to perfect its Liens in the Collateral and (ii) landlord lien waivers with respect to Collateral held on leased premises to the extent reasonably required by the Administrative Agent.

                  (e) Evidence of Insurance. Receipt by the Administrative Agent of insurance certificates or policies evidencing casualty insurance (including builders' risk and all-risk permanent policies), credit insurance and liability conforming to the requirements of this Credit Agreement and the other Credit Documents, showing the Collateral Agent as sole loss payee with respect to casualty insurance and credit insurance and as additional insured with respect to liability insurance, in each case together with evidence of payment of premiums thereon.

                  (f) Absence of Legal Proceedings. There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority which would reasonably be expected to have a Material Adverse Effect.

                  (g) No Material Adverse Change. There shall not have occurred a material adverse change since October 31, 2001 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, other than (i) the Restated Financial Statement and (ii) the lawsuits comprising the Shareholder Litigation.

                  (h) Corporate Documents. Receipt by the Administrative Agent of the following (or their equivalent) for each of the Credit Parties:

                           (i) Charter Documents. Copies of the articles or
                  certificates of incorporation or other charter documents of such Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

                           (ii) Bylaws. A copy of the bylaws, operating
                  agreement or equivalent of such Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

                           (iii) Resolutions. Copies of resolutions of the board
                  of directors of such Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

                           (iv) Good Standing. (A) certificates of good
                  standing, existence or its equivalent certified as of a recent date by the appropriate governmental authorities of the state of incorporation and the state in which the principal place of business is located and (B) certificates indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities of the state of incorporation and the state in which the principal place of business is located.

                           (v) Officer's Certificate. An officer's certificate
                  for each of the Credit Parties dated as of the Closing Date substantially in the form of Schedule 5.1 with appropriate insertions and attachments.

                  (i) Closing Certificate. A certificate signed by an Executive Officer of the Borrower certifying that the conditions specified in
         Section 5.01(f), 5.01(g), 5.02(a) and 5.02(b) have been satisfied.

                  (j) Fees and Expenses. Payment by the Credit Parties of all fees and expenses owed by them to the Lenders and the Administrative Agent, including, without limitation, payment to the Administrative Agent of the fees set forth in the Administrative Agent's Fee Letter.

5.2      Conditions to all Extensions of Credit.

         The obligation of each Lender to make any Extension of Credit hereunder (including the initial Extension of Credit to be made hereunder) is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

                  (a) Representations and Warranties. The representations and warranties made by the Credit Parties herein and in the other Credit Documents and which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date).

                  (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

                  (c) Additional Conditions. The conditions set forth in Section 2 (or, in the case of an extension or conversion of a Loan, Section 3.2) shall have been satisfied.

         Each request for an Extension of Credit (including continuations and conversions) and each acceptance by the applicable Borrower of an Extension of Credit (including continuations and conversions) shall be deemed to constitute a representation and warranty by the applicable Borrower as of the date of such Extension of Credit that the applicable conditions in paragraphs (a) and (b) of this Section 5.2 have been satisfied.


                                    SECTION 6

                         REPRESENTATIONS AND WARRANTIES

         To induce the Lenders to enter into this Credit Agreement and to make the Extensions of Credit hereunder, each of the Credit Parties hereby represents and warrants to the Administrative Agent and to each Lender that:

6.1      Financial Condition.

         Each of the financial statements described below (copies of which have heretofore been provided to the Administrative Agent for distribution to the Lenders) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and, except as set forth in the Restated Financial Statements, are complete and correct in all material respects and present fairly the financial condition (including disclosure of all material liabilities, contingent or otherwise) and results from operations of the entities and for the periods specified, subject in the case of interim company-prepared statements to normal year-end adjustments and the absence of footnotes:

                  (i) the audited consolidated balance sheets of the Borrower and its consolidated subsidiaries dated as of October 31, 1999, October 31, 2000 and October 31, 2001, together with the related audited statements of income, stockholders' equity and cash flows for the respective fiscal years then ended, certified by PriceWaterhouseCoopers, LLP, certified public accountants;

                  (ii) the unaudited, company-prepared balance sheets of the Borrower and its consolidated subsidiaries as at April 30, 2002 and the related unaudited, company-prepared statements of income, stockholders' equity and cash flows for the fiscal quarter then ended; and

                  (iii) after the Closing Date, the annual and quarterly financial statements provided in accordance with Sections 7.1(a) and
         (b).

6.2      No Changes or Restricted Payments.

         Since October 31, 2001,

                  (i) except as set forth on Schedule 6.2, for the period to the Closing Date, except as previously disclosed in writing to the Administrative Agent and the Lenders, (A) there have been no material sales, transfers or other dispositions of any material part of the business or property of the members of the Consolidated Group (except for sales of inventory in the ordinary course of business), nor have there been any material purchases or other acquisitions of any business or property (including the Capital Stock of any other person) by the members of the Consolidated Group, which are not reflected in the annual audited or company-prepared quarterly financial statements referenced in Section 6.1(i) and (ii) hereof, and (B) no Restricted Payments have been declared or paid by members of the Consolidated Group; and

                  (ii) there has been no circumstance, development or event relating to or affecting the members of the Consolidated Group which has had or would reasonably be expected to have a Material Adverse Effect other than (A) the Restated Financial Statement and (B) the lawsuits comprising the Shareholder Litigation other than any such lawsuit for which the court having jurisdiction thereof does not approve the settlement agreed to prior to the Closing Date by the Borrower and the other parties thereto.

6.3      Organization; Existence; Compliance with Law.

         Each of the members of the North American Group (a) is duly organized, validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged,
(c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

6.4      Power; Authorization; Enforceable Obligations.

         Each Credit Party has the corporate power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party and has taken all necessary corporate or other action to authorize the execution, delivery and performance by it of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of Extensions of Credit or the making of the guaranties hereunder or with the execution, delivery or performance of any Credit Documents by the Credit Parties (other than those which have been obtained, such filings as are required by the Securities and Exchange Commission and to fulfill other reporting requirements with Governmental Authorities) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents). Each Credit Document constitutes a legal, valid and binding obligation of each Credit Party party thereto enforceable against such Credit Party in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5      No Legal Bar.

         The execution, delivery and performance of the Credit Documents, the borrowings hereunder and the use of the Extensions of Credit will not violate any Requirement of Law or any Contractual Obligation of any member of the North American Group (except those as to which (a) waivers or consents have been obtained and (b) the violation of which would not be reasonably expected to have a Material Adverse Effect), and will not result in, or require, the creation or imposition of any Lien on any of its respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents.

6.6      No Material Litigation and Disputes.

         (a) No claim, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Credit Parties, threatened by or against, any members of the Consolidated Group or against any of their respective properties or revenues which (i) relate to the Credit Documents or any of the transactions contemplated hereby or thereby or (ii) would reasonably be expected to have a Material Adverse Effect.

         (b) No default exists and, to the knowledge of the Credit Parties, no default has been asserted, under any Contractual Obligations to which any members of the Consolidated Group are party which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

6.7      No Defaults.

         No Default or Event of Default exists and is continuing.

6.8      Ownership and Operation of Property.

         Each of the members of the North American Group (i) has valid and marketable title to, or a valid leasehold interest in, all its material real property, and valid title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Permitted Liens, and (ii) except to the extent that the failure to do so would not be reasonably expected to have a Material Adverse Effect, has obtained all licenses, permits, franchises or other certifications, consents, approvals and authorizations, governmental or private, necessary to the ownership of its Property and to the conduct of its business.

6.9      Intellectual Property.

         (a) Each of the members of the North American Group owns, or has the legal right to use, all United States trademarks, tradenames, copyrights, patents, technology, know-how and processes, if any, necessary for each of them to conduct its business as currently conducted (the "Intellectual Property") except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Set forth on Schedule 6.9 is a list of (A) all Trademarks (as defined in the Security Agreement) owned by a Credit Party in its own name as of the Closing Date and (B) all Copyrights, Copyright Licenses, Patents, Patent Licenses and Trademark Licenses (each as defined in the Security Agreement) owned by a Credit Party in its own name as of the Closing Date the loss of which would reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Credit Party know of any such claim, and the use of any Intellectual Property by the members of the North American Group does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

         (b) No member of the North American Group owns any Intellectual Property the loss of which would have a Material Adverse Effect except for the trademark "Grand Theft Auto".

         (c) To the extent any member of the North American Group licenses trademarks from third parties, either (i) such licenses permit the disposition by such member of the North American Group, or its successors in interest, of the inventory bearing such trademarks or (ii) the inventory bearing such licensed trademarks is not material to the business of the members of the North American Group.

         (d) The members of the North American Group hold copyright, patent, and/or software licenses from numerous third parties, which permit the members of the North American Group to carry on their respective business. To the knowledge of the Credit Parties, except with respect to publishing rights granted under License from Sony Computer Entertainment America, Nintendo of America, Inc. and Sega Enterprises, Inc., there are substitute sources for equivalent intellectual property rights on equivalent financial terms for all such licenses, and the loss of even a material number of such licenses (except with respect to publishing rights granted under License from Sony Computer Entertainment America, Nintendo of America, Inc. and Sega Enterprises, Inc.) would not be reasonably expected to have a Material Adverse Effect.

6.10     Taxes.

         Each of the members of the North American Group has filed or caused to be filed all income tax returns (federal, state, local and foreign) and all other material tax returns which are required to be filed and has paid (i) all amounts shown therein to be due (including interest and penalties) and (ii) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing, except for such taxes which are not yet delinquent or as are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established unless the failure to make any such payment could give rise to an immediate right to foreclose on a Lien securing such amounts. No tax claim or assessment has been asserted against members of the Consolidated which if adversely determined would reasonably be expected to have a Material Adverse Effect.

6.11     ERISA

         Except as would not reasonably be expected to have a Material Adverse
Effect:

         (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code, whether or not waived, has occurred with respect to any Plan;
(iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Internal Revenue Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

         (b) The actuarial present value of all "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan's most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.

         (c) No member of the Consolidated Group nor any ERISA Affiliate has incurred, or, to the knowledge of the Credit Parties, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. No member of the Consolidated Group nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any member of the Consolidated Group or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No member of the Consolidated Group nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

         (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any member of the Consolidated Group or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Internal Revenue Code, or under any agreement or other instrument pursuant to which any member of the Consolidated Group or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

         (e) No member of the Consolidated Group nor any ERISA Affiliates has any material liability with respect to "expected post-retirement benefit obligations" within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Internal Revenue Code apply has been administered in compliance in all material respects of such sections.

         (f) Neither the execution and delivery of this Credit Agreement nor the consummation of the financing transactions contemplated thereunder will involve any transaction which is subject to the prohibitions of Sections 404, 406 or 407 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code. The representation by the Credit Parties in the preceding sentence is made in reliance upon and subject to the accuracy of the Lenders' representation in Section 11.15 with respect to their source of funds and is subject, in the event that the source of the funds used by the Lenders in connection with this transaction is an insurance company's general asset account, to the application of Prohibited Transaction Class Exemption 95-60, 60 Fed. Reg. 35,925 (1995), compliance with the regulations issued under
Section 401(c)(1)(A) of ERISA, or the issuance of any other prohibited transaction exemption or similar relief, to the effect that assets in an insurance company's general asset account do not constitute assets of an "employee benefit plan" within the meaning of Section 3(3) of ERISA of a "plan" within the meaning of Section 4975(e)(1) of the Internal Revenue Code.

6.12     Governmental Regulations, Etc.

         (a) No part of the proceeds of the Extensions of Credit hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any other securities. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation
U. No indebtedness being reduced or retired out of the proceeds of the Extensions of Credit hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any "margin security" within the meaning of Regulation T. "Margin stock" within the meanings of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries. None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of Regulation T, U or X.

         (b) None of the members of the Consolidated Group is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, none of the members of the Consolidated Group is (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.13     Subsidiaries.

         Set forth on Schedule 6.13 are all the North American Subsidiaries as of the Closing Date, including the classes of Capital Stock (including options, warrants, rights of subscription, conversion and exchangeability and other similar rights), ownership and ownership percentages thereof. The Capital Stock of the North American Subsidiaries is validly issued, fully paid and are non-assessable and owned free of Liens other than Permitted Liens and is not subject to any buy-sell, voting trust or other shareholder agreement.

6.14     Purpose of Extensions of Credit.

         The Loans will be used solely to finance working capital, capital expenditures and other lawful corporate purposes (including, but not limited to, Permitted Acquisitions).

6.15     Environmental Matters.

         Except as would not reasonably be expected to have a Material Adverse
Effect:

         (a) To the knowledge of the Credit Parties, each of the facilities and properties owned, leased or operated by the members of the Consolidated Group (the "Subject Properties") and all operations at the Subject Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Subject Properties or the businesses operated by the members of the Consolidated Group (the "Businesses"), and there are no conditions relating to the Businesses or Subject Properties that could give rise to liability under any applicable Environmental Laws.

         (b) To the knowledge of the Credit Parties, none of the Subject Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Subject Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

         (c) None of the members of the Consolidated Group has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Subject Properties or the Businesses, nor does any member of the Consolidated Group have knowledge or reason to believe that any such notice will be received or is being threatened.

         (d) To the knowledge of the Credit Parties, Materials of Environmental Concern have not been transported or disposed of from the Subject Properties, or generated, treated, stored or disposed of at, on or under any of the Subject Properties or any other location, in each case by or on behalf any members of the Consolidated Group in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

         (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any member of the Consolidated Group is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any member of the Consolidated Group, the Subject Properties or the Businesses.

         (f) To the knowledge of the Credit Parties, there has been no release or, threat of release of Materials of Environmental Concern at or from the Subject Properties, or arising from or related to the operations (including, without limitation, disposal) of any member of the Consolidated Group in connection with the Subject Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.16     No Material Misstatements.

         None of the written information, reports, financial statements, exhibits or schedules, taken as a whole, furnished by or on behalf of any member of the Consolidated Group to the Administrative Agent or any Lender in connection with the negotiation of the Credit Documents or included therein or delivered pursuant thereto contained or contains any misstatement of material fact or omitted or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were, are or will be made, not materially misleading, provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection (statistical and numerical information furnished by third parties (or, if disclosed to the Administrative Agent and the Lenders in writing, derived from such information) to the Administrative Agent or any Lender on behalf of any member of the Consolidated Group shall constitute a forecast or projection), each of the Credit Parties represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

6.17     Labor Matters.

         (a) There are no strikes or lockouts against any member of the North American Group pending or, to the knowledge of the Credit Parties, threatened.

         (b) The hours worked by and payments made to employees of the members of the North American Group have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters in any case where a Material Adverse Effect would reasonably be expected to occur as a result of the violation thereof.

         (c) All payments due from members of the North American Group, or for which any claim may be made against a member of the North American Group, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the respective members of the North American Group.

         (d) None of the members of the North American Group is party to a collective bargaining agreement.

6.18     Collateral Documents.

         (a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Secured Obligations identified therein, a legal valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when financing statements in appropriate form are filed in the appropriate offices for the locations specified in Schedule 2 to the Security Agreement, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral that may be perfected by filing, recording or registering a financing statement under the Uniform Commercial Code as in effect, in each case prior and superior in right to any other Lien on any Collateral other than Permitted Liens.

         (b) Pledge Agreements. The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Secured Obligations identified therein, a legal valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when such Collateral is delivered to the Collateral Agent, the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Lien.

         (c) Intellectual Property. The Security Agreement together with the Notice of Grant of Security Interest in Trademarks and the Notice of Grant of Security Interest in Patents filed with the United States Patent and Trademark Office, and the Notice of Grant of Security Interest in Copyrights filed with the United States Copyright Office will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in all Patents and Patent Licenses, Trademarks and Trademark Licenses and Copyrights and Copyright Licenses (each as defined in the Security Agreement) and in which a security interest may be perfected by filing, recording or registration of a Notice in the United States Patent and Trademark Office and the United States Copyright Office, in each case prior and superior in right to any other Lien other than Permitted Liens.

6.19     Collateral Matters.

         Set forth on Schedule 6.19(a) is a complete and correct list of all real property located in the United States and owned or leased by any Credit Party as of the Closing Date with street address and state where located. Set forth on Schedule 6.19(b) is a list of all locations where any tangible personal property of any Credit Party is located as of the Closing Date, including street address and state where located (other than locations set forth on Schedule 6.19(a)). Set forth on Schedule 6.19(c) is the legal name, state of formation and chief executive office of each Credit Party as of the Closing Date.

6.20     Solvency.

         Immediately after giving effect to the initial Extensions of Credit made on the Closing Date, (i) the fair value of the assets of each Credit Party will exceed its debts and liabilities, subordinated, contingent or otherwise;
(ii) the present fair saleable value of the property of each Credit Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and mature; and (iii) each Credit Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

6.21     No Other Broker's Fees.

         None of the members of the Consolidated Group owes to any Person other than the Lenders and their affiliates, or otherwise has any obligation in respect of any finder's, broker's, investment banker's or other similar fee in connection with the transactions contemplated in the Credit Agreement and the other Credit Documents.


                                    SECTION 7

                              AFFIRMATIVE COVENANTS

         Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding or any Letter of Credit is outstanding, and until all of the Commitments hereunder shall have terminated:

7.1      Information Covenants.

         The Credit Parties will furnish, or cause to be furnished, to the Administrative Agent and each of the Lenders:

                  (a) Annual Financial Statements. As soon as available, and in any event within 90 days (or, if the SEC grants a 15 day extension for filing the Borrower's Form 10K for such fiscal year, 105 days) after the close of each fiscal year of the members of the Consolidated Group, audited consolidated and unaudited company-prepared consolidating balance sheet and income statement of the members of the Consolidated Group as of the end of such fiscal year, together with related audited consolidated and unaudited company-prepared consolidating statements of operations and retained earnings and of cash flows for such fiscal year, in each case setting forth in comparative form consolidated and consolidating figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by PriceWaterhouseCoopers LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and the Required Lenders and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the members of the Consolidated Group as a going concern or any other material qualifications or exceptions.

                  (b) Quarterly Financial Statements. As soon as available, and in any event within 45 days (or, if the SEC grants a 5 day extension for filing the Borrower's Form 10Q for such fiscal quarter, 50 days) after the close of each fiscal quarter of the Consolidated Group (other than the fourth fiscal quarter, in which case together with the annual financial statements required by Section 7.1(a)) a consolidated and consolidating balance sheet and income statement of the Consolidated Group as of the end of such fiscal quarter, together with related consolidated and consolidating statements of operations and retained earnings and of cash flows for such fiscal quarter, in each case setting forth in comparative form consolidated and consolidating figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of an Executive Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Consolidated Group and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and absence of footnotes.

                  (b-1) Monthly Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each month, a consolidated and consolidating balance sheet, statement of operations and statement of cash flows indicating the financial performance of the Consolidated Group for the month then ending and the financial position of the Consolidated Group as of the end of such month.

                  (c) Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of an Executive Officer of the Borrower substantially in the form of Schedule 7.1(c), (i) demonstrating compliance with the financial covenants contained in Section 7.11 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Credit Parties propose to take with respect thereto.

                  (d) North American Borrowing Base Certificate. (i) By no later than the 15th day of each calendar month, a statement of the North American Borrowing Base and its components as of the last day of the immediately preceding calendar month and (ii) by no later than the last day of each calendar month, a statement of the North American Borrowing Base and its components as of the 15th day of such calendar month, in each case in form and content satisfactory to the Administrative Agent and certified by the chief financial officer of the Borrower to be true and correct as of the date thereof (the "North American Borrowing Base Certificate").

                  (e) UK Borrowing Base Certificate. Upon request of the Administrative Agent, within 15 days after the end of each calendar month, a statement of the UK Borrowing Base and its components as of the end of such calendar month, in form and content satisfactory to the Administrative Agent and certified by the chief financial officer of the Borrower to be true and correct as of the date thereof (the "UK Borrowing Base Certificate").

                  (f) Update of Intellectual Property. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of an Executive Officer of the Borrower setting forth (i) all applications made, and all issuances of registrations on existing applications received, for Trademarks since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (ii) all applications made, and all issuances of registrations and letters on existing applications received, for Patents and Copyrights since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date) the loss of which would reasonably be expected to have a Material Adverse Effect, and (iii) all Trademark Licenses, Copyright Licenses and Patent Licenses entered into since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date) the loss of which would reasonably be expected to have a Material Adverse Effect.

                  (g) Annual Business Plan and Budgets. At least 30 days prior to the end of each fiscal year of the Borrower, beginning with the fiscal year ending October 31, 2000, an annual business plan and budget of the Consolidated Group containing, among other things, pro forma financial statements for the next fiscal year.

                  (h) Accountant's Certificate. Within the period for delivery of the annual financial statements provided in Section 7.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default and, if any such Default or Event of Default exists, specifying the nature and extent thereof.

                  (i) Auditor's Reports. Promptly upon receipt thereof, a copy of any other report or "management letter" submitted by independent accountants to any member of the Consolidated Group in connection with any annual, interim or special audit of the books of such Person.

                  (j) Reports. Promptly upon transmission or receipt thereof,
         (i) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as any member of the Consolidated Group shall send to its shareholders or to a holder of any Indebtedness owed by any member of the Consolidated Group in its capacity as such a holder and (ii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

                  (k) Notices. Upon any Executive Officer of a Credit Party obtaining knowledge thereof, the Credit Parties will give written notice to the Administrative Agent immediately of (i) the occurrence of an event or condition constituting a Default or Event of Default, specifying the nature and existence thereof and what action the Credit Parties propose to take with respect thereto, and (ii) the occurrence of any of the following with respect to any member of the Consolidated Group (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined would reasonably be expected to have a Material Adverse Effect or (B) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which would reasonably be expected to have a Material Adverse Effect.

                  (l) ERISA. Upon any Executive Officer of a Credit Party obtaining knowledge thereof, the Credit Parties will give written notice to the Administrative Agent promptly (and in any event within five Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would reasonably be expected to lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Credit Parties or any ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any member of the Consolidated Group or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Internal Revenue Code with respect thereto; or (iv) any change in the funding status of any Plan that would reasonably be expected to have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by an Executive Officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, the Credit Parties shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Internal Revenue Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

                  (m)      Environmental.

                           (i) Upon the reasonable written request of the
                  Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or would be reasonably expected to cause) the representations and warranties set forth in Section 6.16 to be untrue in any material respect, the Credit Parties will furnish or cause to be furnished to the Administrative Agent, at the Credit Parties' expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Materials of Environmental Concern on any Subject Properties (as defined in Section 6.16) and as to the compliance by any member of the Consolidated Group with Environmental Laws at such Subject Properties. If the Credit Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the members of the Consolidated Group hereby grant to the Administrative Agent and their representatives access to the Subject Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Credit Parties on demand and added to the obligations secured by the Collateral Documents.

                           (ii) The members of the Consolidated Group will
                  conduct and complete all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Materials of Environmental Concern on, from or affecting any of the Subject Properties to the extent necessary to be in compliance with all Environmental Laws and with the validly issued orders and directives of all Governmental Authorities with jurisdiction over such Subject Properties to the extent any failure could have a Material Adverse Effect.

                  (n) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of any member of the Consolidated Group as the Administrative Agent or any Lender may reasonably request.

7.2      Preservation of Existence and Franchises.

         Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 8.4 or Section 8.5, each Credit Party will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

7.3      Books and Records.

         Each Credit Party will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

7.4      Compliance with Law.

         Each Credit Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such law, rule, regulation, order or restriction could have a Material Adverse Effect.

7.5      Payment of Taxes and Other Indebtedness.

         Each Credit Party will, and will cause each of its Subsidiaries to, pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, would give rise to a Lien upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that no member of the Consolidated Group shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) would reasonably be expected to have a Material Adverse Effect.

7.6      Insurance.

         Each Credit Party will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (or as otherwise required by the Collateral Documents). The Collateral Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Agent, that it will give the Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any member of the Consolidated Group or any other Person shall affect the rights of the Collateral Agent or the Lenders under such policy or policies.

7.7      Maintenance of Property.

         Each Credit Party will, and will cause each of its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

7.8      Performance of Obligations.

         Each Credit Party will, and will cause each of its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements and other debt instruments to which it is a party or by which it is bound.

7.9      Use of Proceeds.

         The Borrower will use the proceeds of Extensions of Credit solely for the purposes set forth in Section 6.14.

7.10     Audits; Field Exams; Appraisals.

         (a) Upon reasonable notice and during normal business hours, each Credit Party will, and will cause each of its North American Subsidiaries to, permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Person.

         (b) Each Credit Party shall, and shall cause its Subsidiaries to, permit the Administrative Agent or its agents to conduct periodic field exams (the "Field Exams") of the inventory and Receivables of the members of the North American Group. The Field Exams shall be at the expense of the Credit Parties. Each Credit Party shall, and shall cause its Subsidiaries to, to cooperate fully with the Administrative Agent and its agents in the conduct of the Field Exams, providing reasonable access to all personnel, books and records, and facilities of the members of the North American Group necessary for the conduct of the Field Exams. The Administrative Agent and/or its agents shall be limited to no more than two Field Exams during any twelve month period following the Closing Date; provided, however, after the occurrence and during the continuation of an Event of Default, the Administrative Agent and/or its agents may make Field Exams as often as the Administrative Agent reasonably deems necessary at the expense of the Credit Parties.

         (c) Each Credit Party shall, and shall cause its Subsidiaries to, permit the Administrative Agent or any third party appraiser engaged by the Administrative Agent to make periodic appraisals (the "Appraisals") of the Collateral comprising the Borrowing Base. The Appraisals shall be at the expense of the Credit Parties, shall be prepared on a basis satisfactory to the Agent and shall include, without limitation, information required by applicable law. Each Credit Party shall, and shall cause its Subsidiaries to, to cooperate fully with the Administrative Agent and its agents in the conduct of the Appraisals, providing reasonable access to all personnel, books and records, and facilities of the members of the North American Group necessary for the conduct of the Appraisals. The Administrative Agent and/or third party appraisers engaged by the Administrative Agent shall be limited to no more than four Appraisals during any twelve month period following the Closing Date; provided, however, after the occurrence and during the continuation of an Event of Default, the Administrative Agent and/or third party appraisers engaged by the Administrative Agent may make Appraisals as often as the Administrative Agent reasonably deems necessary at the expense of the Credit Parties.

7.11     Financial Covenants.

         (a) Consolidated Net Worth. As of the end of each fiscal quarter, Consolidated Net Worth shall be not less than the sum of $235 million, plus on the last day of each fiscal quarter to end after the Closing Date, an amount equal to seventy-five percent (75%) of Consolidated Net Income for the fiscal quarter then ending (but not less than zero), such increases to be cumulative, plus an amount equal to one hundred percent (100%) of the net proceeds received from any Equity Transactions occurring after the Closing Date.

         (b) Consolidated Leverage Ratio. As of the end of each fiscal quarter ending during the periods set forth below, the Consolidated Leverage Ratio shall not be greater than (a) during the period from the Closing Date through (and including) January 31, 2003, 2.0:1.0, and (b) February 1, 2003 and thereafter, 1.75:1.0.

         (c) Consolidated Fixed Charge Coverage Ratio. As of the end of each fiscal quarter, the Consolidated Fixed Charge Coverage Ratio shall be not less than 2.0:1.0.

7.12     Additional Guarantors.

         (a) Domestic Subsidiaries. Where Domestic Subsidiaries which are not Guarantors (the "Non-Guarantor Domestic Subsidiaries") shall at any time (the "Domestic Threshold Requirement"):

                  (i) in any instance for any such Non-Guarantor Domestic Subsidiary, constitute more than five percent (5%) of consolidated assets for the Consolidated Group as of the end of the immediately preceding fiscal quarter or generate more than five percent (5%) of consolidated revenues for the Consolidated Group for the period of four consecutive fiscal quarters ending as of the end of the immediately preceding fiscal quarter, or

                  (ii) in the aggregate for all such Non-Guarantor Domestic Subsidiaries, constitute more than ten percent (10%) of consolidated assets for the Consolidated Group as of the end of the immediately preceding fiscal quarter or generate more than ten percent (10%) of consolidated revenues for the Consolidated Group for the period of four consecutive fiscal quarters ending as of the end of the immediately preceding fiscal quarter, then the Borrower shall (i) notify the Administrative Agent thereof within 10 days after a Responsible Officer has knowledge thereof, and (ii) within 45 days thereafter, (A) cause each such Domestic Subsidiary to become a Guarantor by execution of a Joinder Agreement such that immediately after joinder as a Guarantor, the remaining Non-Guarantor Domestic Subsidiaries shall not in any instance, or collectively, exceed the Domestic Threshold Requirement, (B) deliver with the Joinder Agreement such supporting resolutions, incumbency certificates, corporate formation and organizational documentation and opinions of counsel as the Administrative Agent may reasonably request, and (C) deliver stock certificates and related pledge agreements or pledge joinder agreements evidencing the pledge of 100% of the capital stock of each Domestic Subsidiary (whether or not it is a Guarantor) of the Borrower and 66% (or such greater percentage which would not result in material adverse tax consequences) of the issued and outstanding capital stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Canadian Subsidiary directly owned by each such Domestic Subsidiary to secure the obligations of the Credit Parties under the Credit Documents, together with undated stock transfer powers executed in blank.

         (b) Foreign Subsidiaries. At any time that Foreign Subsidiaries (other than Canadian Subsidiaries) shall in the aggregate generate more than ten percent (10%) of consolidated revenues for the Consolidated Group for the period of four consecutive fiscal quarters ending as of the end of the immediately preceding fiscal quarter or more than ten percent (10%) of Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of the end of the immediately preceding fiscal quarter, then the Borrower shall (a) notify the Administrative Agent thereof within 10 days after a Responsible Officer has knowledge thereof, and (b) if the Capital Stock of such Foreign Subsidiaries is not required (or reasonably expected to be required) to be pledged to secure the UK Subsidiary Credit Facility, cause, within 45 days thereafter, (i) delivery of supporting resolutions, incumbency certificates, corporation formation and organizational documentation and opinions of counsel as the Administrative Agent may reasonably request, and (ii) delivery of stock certificates (where required for perfection under local law) and a related pledge agreement or pledge joinder agreement evidencing the pledge of 66% (or such greater percentage which would not result in material adverse tax consequences) of the issued and outstanding capital stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Foreign Subsidiary (other than Canadian Subsidiaries) directly owned by the Borrower or any Domestic Subsidiary of the Borrower to secure the obligations of the Credit Parties under the Credit Documents.

7.13     Pledged Assets.

         Each Credit Party will cause all of its owned personal property located in the United States other than Excluded Property to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent to secure the loans and obligations owing hereunder pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens. Without limiting the generality of the above, the Credit Parties will cause (i) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary and (ii) 66% (or such greater percentage which would not result in material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Canadian Subsidiary directly owned by the Borrower or any Domestic Subsidiary of the Borrower to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request.

         If, subsequent to the Closing Date, a Credit Party shall acquire any Property required to be pledged to the Administrative Agent as Collateral by this Section 7.13 or by any of the Collateral Documents, the Credit Parties shall promptly notify the Administrative Agent of the same and each Credit Party shall, and shall cause each of its Domestic Subsidiaries to, take such action (including but not limited to the actions set forth in Sections 5.1(d) and (e)) at its own expense as requested by the Administrative Agent to ensure that the Administrative Agent has a first priority, perfected Lien to secure the obligations of the Credit Parties under the Credit Documents in all owned personal property of the Credit Parties located in the United States other than Excluded Property, subject in each case only to Permitted Liens. Each Credit Party shall, and shall cause each of its Subsidiaries to, adhere to the covenants regarding the location of personal property as set forth in the Security Agreement.


                                    SECTION 8

                               NEGATIVE COVENANTS

         Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding or any Letter of Credit is outstanding, and until all of the Commitments hereunder shall have terminated:

8.1      Indebtedness.

         The Credit Parties will not permit any member of the Consolidated Group to contract, create, incur, assume or permit to exist any Indebtedness, except:

                  (a) Indebtedness existing or arising under this Credit Agreement or the other Credit Documents;

                  (b) Indebtedness existing on the Closing Date and set forth on
         Schedule 8.1 and any renewals, refinancings, refundings and extensions thereof, provided that (i) the amount of such Indebtedness is not increased at the time of such renewal, refinancing, refundings or extension and (ii) the terms and conditions no less favorable to such Person than such existing Indebtedness;

                  (c) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets, provided that (i) the total of all such Indebtedness for the Borrower and its Subsidiaries taken together shall not exceed an aggregate principal amount of $3,000,000 at any one time outstanding;
         (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

                  (d) obligations owing under interest rate, commodities and foreign currency exchange protection agreements entered into in the ordinary course of business to manage existing or anticipated risks and not for speculative purposes;

                  (e) unsecured intercompany Indebtedness owing to another member of the Consolidated Group (subject, however, to the limitations of Section 8.6 in the case of the member of the Consolidated Group extending the loan, advance or credit);

                  (f) secured Funded Debt of the UK Subsidiaries (the "UK Subsidiary Credit Facility") in an aggregate principal amount not to exceed an amount equal to the sum of (i) the UK Borrowing Base minus
         (ii) the aggregate amount of Investments (including loans and advances) made by the members of the North American Group in the UK Subsidiaries.

                  (g) unsecured Funded Debt assumed by the Borrower and its Subsidiaries in connection with Acquisitions permitted hereunder;

                  (h) secured Funded Debt of Jack of All Games, Inc. under the floor planning line of credit for Nintendo inventory in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

                  (i) other unsecured Funded Debt of the Borrower and its Subsidiaries in an aggregate outstanding principal amount of up to $2,000,000 at any time; and

                  (j) Support Obligations of any Credit Party with respect to any Indebtedness permitted under this Section 8.1.

8.2      Liens.

         The Credit Parties will not permit any member of the Consolidated Group to contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or after acquired, except for Permitted Liens.

8.3      Nature of Business.

         The Credit Parties will not permit any member of the Consolidated Group to substantively alter the character or conduct of the business conducted by such Person as of the Closing Date.

8.4      Merger and Consolidation, Dissolution and Acquisitions.

         (a) No member of the North American Group will enter into any transaction of merger or consolidation, or dissolve, liquidate or wind up its affairs, except that:

                  (i) the Borrower may be party to a transaction of merger or consolidation with another member of the Consolidated Group, provided that the Borrower shall be the surviving entity;

                  (ii) a North American Subsidiary may be party to a transaction of merger or consolidation with another Subsidiary, provided that if
         (A) a Domestic Subsidiary is a party to such transaction, a Domestic Subsidiary shall be the surviving entity and (B) if a Canadian Subsidiary is a party to such transaction and a Domestic Subsidiary is not a party to such transaction, a Canadian Subsidiary shall be the surviving entity;

                  (iii) the Borrower may be a party to a transaction of merger or consolidation with a Person other than a member of the Consolidated Group, provided that (A) the Borrower shall be the surviving entity and
         (B) the transaction shall otherwise constitute a Permitted Acquisition;

                  (iv) a North American Subsidiary may be a party to a transaction of merger or consolidation with a Person other than a member of the Consolidated Group, provided that (A) if a Domestic Subsidiary is a party to such transaction, a Domestic Subsidiary shall be the surviving entity, (B) if a Canadian Subsidiary is a party to such transaction and a Domestic Subsidiary is not a party to such transaction, a Canadian Subsidiary shall be the surviving entity and
         (C) the transaction shall otherwise constitute a Permitted Acquisition;

                  (v) a North American Subsidiary may enter into a transaction of merger or consolidation in connection with an Asset Disposition permitted under Section 8.5; and

                  (vi) a North American Subsidiary that is a Wholly Owned Subsidiary may dissolve, liquidate or wind up its affairs if no Material Adverse Effect shall result on account thereof.

         (b) No member of the North American Group shall make any Acquisition, unless:

                  (i) in the case of an acquisition of Capital Stock of another Person,

                           (A) if, after giving effect to such Acquisition, such
                  other Person would not be a Subsidiary, such Acquisition would constitute a Permitted Investment; and

                           (B) if, after giving effect to such Acquisition, such
                  other Person would be a Subsidiary, such Acquisition would constitute a Permitted Acquisition;

                  (ii) in the case of an Acquisition of all or any substantial portion of the Property (other than Capital Stock) of another Person, such Acquisition shall constitute a Permitted Acquisition.

8.5      Asset Dispositions.

         The Credit Parties will not permit any member of the North American Group to make any Asset Disposition (including, without limitation, any Sale and Leaseback Transaction), unless

                  (a) if the subject transaction is a Sale and Leaseback Transaction, such transaction shall be permitted by Section 8.13;

                  (b) if the subject transaction involves Capital Stock of a Subsidiary, the subject transaction is of a controlling interest in such Subsidiary;

                  (c) the aggregate net book value of all assets sold, leased or otherwise disposed of in any fiscal year of the Borrower shall not exceed an amount equal to the lesser of (A) ten percent (10%) of consolidated assets for the Borrower and its Domestic Subsidiaries as of the end of the immediately preceding fiscal year or (B) assets producing ten percent (10%) of Consolidated EBITDA;

                  (d) no Default or Event of Default shall exist immediately after giving effect thereto;

                  (e) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Asset Disposition on a Pro Forma Basis, the Credit Parties shall be in compliance with all of the covenants set forth in Section 7.11; and

                  (f) in the case of an Asset Disposition involving Property exceeding $2 million, the Borrower shall have given written notice to the Administrative Agent at least 30 days in advance of the prospective disposition, and the terms thereof, in sufficient detail as to the book value and consideration to be paid, terms of disposition, and net proceeds expected therefrom and intended application thereof.

         The Administrative Agent will promptly deliver to the Borrower upon request, at the Borrower's expense, such release documentation (including delivery of applicable stock certificates and UCC-3 terminations) as may be reasonably requested to give effect to the release of subject Property from the security interests securing the obligations hereunder in connection with Asset Dispositions permitted hereunder.

8.6      Investments.

         The Credit Parties will not permit any member of the North American Group to make or permit to exist Investments in or to any Person, except for Permitted Investments.

8.7      Restricted Payments.

         The Credit Parties will not make, or permit any member of the North American Group to make, any Restricted Payment, unless:

                  (a) the Consolidated Leverage Ratio shall be less than 1.50:1.0 on a Pro Forma Basis after giving effect to the Restricted Payment (and any Funded Debt incurred in connection therewith);

                  (b) the aggregate amount of Restricted Payments in any fiscal year shall not exceed
         $5,000,000;

                  (c) no Default or Event of Default shall then exist or would exist immediately after giving effect thereto; and

                  (d) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Restricted Payment on a Pro Forma Basis, the Credit Parties shall be in compliance with all of the covenants set forth in Section 7.11.

8.8      Modifications and Payments in respect of Funded Debt.

         None of the members of the Consolidated Group will

         (a) After the issuance thereof, amend or modify (or permit the amendment or modification of) the terms of any Funded Debt in a manner adverse to the interests of the Lenders (including specifically shortening any maturity or average life to maturity or requiring any payment sooner than previously scheduled or increasing the interest rate or fees applicable thereto);

         (b) Except in connection with a refinancing or refunding permitted hereunder, make any prepayment, redemption, defeasance or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of, any Funded Debt (other than the Indebtedness under the Credit Documents and intercompany Indebtedness permitted hereunder) other than regularly scheduled payments of principal and interest on such Funded Debt.

8.9      Transactions with Affiliates.

         The Credit Parties will not permit any member of the Consolidated Group to enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) advances of working capital to any Domestic Credit Party, (b) transfers of cash and assets to any Domestic Credit Party, (c) transactions permitted by
Section 8.1, Section 8.4, Section 8.5, Section 8.6, or Section 8.7, (d) normal compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of such Person's business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

8.10 Fiscal Year; Organizational Documents; Legal Name; State of Formation; Form of Organization.

         The Credit Parties will not permit any member of the Consolidated Group to:

                  (a)      change its fiscal year;

                  (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in a manner adverse to the interests of the Lenders without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld);

                  (c) without providing ten (10) days prior written notice to the Collateral Agent, change its name, state of formation or form of organization.

8.11     Limitation on Restricted Actions.

         The Credit Parties will not permit any member of the Consolidated Group to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation, (c) make loans, advances or capital contributions, (d) sell, lease or otherwise transfer any of its Property, (e) provide any Support Obligation (including a guaranty of the obligations hereunder) or (f) grant a Lien upon any its Property, in each case except for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) pursuant to the terms of any purchase money Indebtedness permitted by Section 8.1(c) to the extent such limitations relate only to the Property which is the subject of such financing, (iii) pursuant to the terms of any licensing or use agreement to the extent such agreements prohibit the assignment of, or the grant of a security interest in, such agreement or the Property subject thereto and (iv) with respect to the UK Subsidiaries only, the loan doocuments governing the UK Subsidiary Credit Facility.

8.12     Ownership of Subsidiaries.

         Notwithstanding any other provisions of this Credit Agreement to the contrary, the Credit Parties will not, and will not permit any member of the North American Group to, (i) permit any Person (other than the Borrower or any Wholly Owned Subsidiary of the Borrower) to own any Capital Stock of any North American Subsidiary, except (A) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of North American Subsidiaries or (B) as a result of or in connection with a dissolution, merger, consolidation or disposition of a North American Subsidiary permitted under Section 8.4 or
Section 8.5, (ii) permit any Subsidiary of the Borrower to issue any shares of preferred Capital Stock or (iii) permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary of the Borrower, except for Permitted Liens.

8.13     Sale Leasebacks.

         The Credit Parties will not permit any member of the North American Group to enter into any Sale and Leaseback Transaction unless such Sale and Leaseback Transaction constitutes purchase money Indebtedness permitted by
Section 8.1(c).


                                    SECTION 9

                                EVENTS OF DEFAULT

9.1      Events of Default.

         An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

         (a) Payment. Any Credit Party shall

                  (i) default in the payment when due of any principal of any of the Loans or of any reimbursement obligations arising from drawings under Letters of Credit, or

                  (ii) default, and such default shall continue for three (3) or more Business Days, in the payment when due of any interest on the Loans or on any reimbursement obligations arising from drawings under Letters of Credit, or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

         (b) Representations. Any representation or warranty made or deemed to be made by any Credit Party herein, in any of the other Credit Documents or in any written statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

         (c) Covenants. Any Credit Party shall

                  (i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.9, 7.11, 7.12, 7.13 or 8.1 through 8.13, inclusive;

                  (ii) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(a), (b), (c) or (d) and such default shall continue unremedied for a period of at least 5 days after the earlier of an Executive Officer of a Credit Party becoming aware of such default or notice thereof by the Administrative Agent; or

                  (iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i) or (c)(ii) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of an Executive Officer of a Credit Party becoming aware of such default or notice thereof by the Administrative Agent; or

         (d) Other Credit Documents. Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 8.4 or Section 8.5, any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the Liens, rights, powers and privileges purported to be created thereby, or any Credit Party shall so state in writing; or

         (e) Guaranties. Except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 8.4 or Section 8.5, the guaranty given by any Guarantor (including any Person which becomes a Guarantor after the Closing Date in accordance with Section 7.12) or any provision thereof shall cease to be in full force and effect, or any Guarantor (including any Person which becomes a Guarantor after the Closing Date in accordance with Section 7.12) or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

         (f) Bankruptcy, etc. Any Bankruptcy Event shall occur with respect to any member of the Consolidated Group; or

         (g) Defaults under Other Agreements. With respect to any Funded Debt (other than Funded Debt outstanding under this Credit Agreement) in excess of $2,500,000 in the aggregate for the members of the Consolidated Group taken as a whole, (i) any member of the Consolidated Group shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Funded Debt, or (B) the occurrence and continuance of a default in the observance or performance relating to such Funded Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit, the holder or holders of such Funded Debt (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Funded Debt to become due prior to its stated maturity; or (ii) any such Funded Debt shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

         (h) Judgments. One or more judgments or decrees shall be entered against one or more of the members of the Consolidated Group involving a liability of $2,500,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage and has the ability to perform) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 45 days from the entry thereof; or

         (i) ERISA. Any of the following events or conditions, if such event or condition could involve possible taxes, penalties, and other liabilities in an aggregate amount which would have a Material Adverse Effect: (i) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of any member of the Consolidated Group or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) any member of the Consolidated Group or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code) or breach of fiduciary responsibility shall occur which may subject any member of the Consolidated Group or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Internal Revenue Code, or under any agreement or other instrument pursuant to which any member of the Consolidated Group or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

         (j) Ownership. There shall occur a Change of Control.

9.2      Acceleration; Remedies.

         Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the requisite Lenders (pursuant to the voting requirements in Section 11.6) or cured to the satisfaction of the requisite Lenders (pursuant to the voting requirement in Section 11.6), the Agents shall, upon the request and direction of the Required Lenders, by written notice to the Credit Parties take any of the following actions:

                  (a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

                  (b) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by the Credit Parties to the Agents and any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

                  (c) Cash Collateral. Direct the Credit Parties to pay (and the Credit Parties agree that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(f), they will immediately pay) to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

                  (d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents or applicable law, including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of set-off.

         Notwithstanding the foregoing, if an Event of Default specified in
Section 9.1(f) shall occur with respect to the Borrower, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations arising from drawings under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Agents and/or any of the Lenders hereunder automatically shall immediately become due and payable without the giving of any notice or other action by the Agents or the Lenders.


                                   SECTION 10

                                AGENCY PROVISIONS

10.1     Appointment and Authorization of Agents.

         (a) Each Lender hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agents have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Agents. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Credit Documents with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         (b) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Issuing Lender shall have all of the benefits and immunities (i) provided to the Agents in this Section 10 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent" as used in this Section 10 included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

10.2     Delegation of Duties.

         Each Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.3     Reliance by Agents.

         (a) The Agents shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Agents. Each Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereunder in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants.

         (b) For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

10.4     Notice of Default.

         No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to such Agent for the account of the Lenders, unless such Agent shall have received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." Each Agent will notify the Banks of its receipt of any such notice. Each Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Section 9; provided, however, that unless and until such Agent has received any such direction, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.5     Agent in its Individual Capacity.

         Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent, Collateral Agent or Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that Bank of America, in its capacity as Administrative Agent, Collateral Agent, Issuing Lender or otherwise, shall be under no obligation to provide such information to them. With respect to its Commitment and Loans, Bank of America shall have the same rights and powers under this Credit Agreement and the other Credit Documents as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, Collateral Agent or Issuing Lender, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

10.6     Liability of Agents.

         No Agent-Related Person shall be (a) liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

10.7     Indemnification of Agent.

         Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Agents upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Agents are not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all Obligations and the resignation of any Agent.

10.8     Credit Decision; Disclosure of Information by Agent.

         Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries and Affiliates, and all applicable Lender or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower and the other Credit Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries and Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Subsidiaries and Affiliates which may come into the possession of any Agent-Related Person.

10.9     Successor Agents.

         The Administrative Agent may resign as Administrative Agent and the Collateral Agent may at resign as Collateral Agent in each case upon thirty (30) days' notice to the Lenders and the Borrower; provided that any resignation by Bank of America as Administrative Agent shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the resignation of any Agent, the Required Lenders shall appoint a successor Agent, which successor Agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed)). If no successor Agent is appointed prior to the effective date of the resignation of the resigning Agent, the resigning Agent may appoint, after consulting with the Lenders and the Borrower, a successor Agent from among the Lenders. Upon the acceptance of its appointment as successor Agent hereunder by a successor, the Person acting as such successor Agent shall succeed to all the rights, powers and duties of the resigning Agent (and, in the case of the resignation of the Administrative Agent, shall succeed to all the rights, powers and duties of the resigning Issuing Lender and the resigning Swingline Lender) and the respective terms "Collateral Agent" and/or "Administrative Agent" (and, in the case of the resignation of the Administrative Agent, "Issuing Lender" and "Swingline Lender"), as applicable, shall mean such successor Collateral Agent and/or Administrative Agent (and, in the case of the resignation of the Administrative Agent, Issuing Lender and Swingline Lender), and the resigning Agent's appointment, powers and duties shall be terminated and, if the Issuing Lender and Swingline Lender are also resigning as provided above, the resigning Issuing Lender's and Swingline Lender's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Lender or Swingline Lender or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the resigning Issuing Lender to effectively assume the obligations of the resigning Issuing Lender with respect to such Letters of Credit. After any resigning Agent's resignation hereunder as Agent, the provisions of this Section 10 and Sections 11.5 and 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent. If no Person has accepted appointment as successor Agent by the date which is thirty (30) days following a resigning Agent's notice of resignation, the resigning Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the resigning Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.10    Administrative Agent May File Proofs of Claim.

         In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LOC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

                  (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LOC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Section 3.5 and
         Section 11.5(a)) allowed in such judicial proceeding; and

                  (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Section 3.5 and Section 11.5(a).

         Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.11    Collateral and Guaranty Matters.

         (a) The Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien on any Property granted to or held by the Collateral Agent under any Credit Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (iii) subject to
Section 11.6, if approved, authorized or ratified in writing by the Required Lenders;

         (b) The Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion, to subordinate any Lien on any Property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such Property that is permitted by clause (viii) of the definition of "Permitted Liens"; and

         (c) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by any Agent at any time, the Required Lenders will confirm in writing such Agent's authority, in the case of the Collateral Agent, to release or subordinate its interest in particular types or items of property, or, in the case of the Administrative Agent, to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.11.

10.12    Other Agents; Managers and Arrangers.

         None of the Lenders or other Persons identified on the facing page or signature pages of this Credit Agreement as a "syndication agent," "documentation agent," "co-agent," "book manager," "lead manager," "arranger," "lead arranger" or "co-arranger" shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.


                                   SECTION 11

                                  MISCELLANEOUS

11.1     Notices.

         Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via facsimile, (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the facsimile or address set forth on
Schedule 11.1, or at such other facsimile or address as such party may specify by written notice to the other parties hereto.

11.2     Right of Set-Off; Adjustments.

         Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its domestic Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its domestic Affiliates) to or for the credit or the account of any Credit Party against any and all of the obligations of such Person now or hereafter existing under this Credit Agreement, under the Notes, under any other Credit Document or otherwise, irrespective of whether such Lender shall have made any demand under hereunder or thereunder and although such obligations may be unmatured. Each Lender agrees promptly to notify any affected Credit Party after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.2 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

11.3     Successors and Assigns.

         (a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

         (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LOC Obligations and in Swingline Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swingline Loans; (iii) any assignment of a Commitment must be approved by the Administrative Agent, the Issuing Lender and the Swingline Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.6, 3.9, 3.11, 3.12, 11.4 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

         (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LOC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

         (d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than (i) a natural person, (ii) the Borrower, (iii) any of the Borrower's Affiliates or Subsidiaries or (iv) without the consent of the Borrower, any Person in the same or similar line of business as the Borrower and its Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in LOC Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender's obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.6 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.6, 3.9, 3.11 and
3.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participant agrees to be subject to
Section 3.11 as though it were a Lender.

         (e) A Participant shall not be entitled to receive any greater payment under Section 3.6, 3.9 or 3.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.11 as though it were a Lender.

         (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

         (g) As used herein, the following terms have the following meanings:

                  "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the Issuing Lender and the Swingline Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

                  "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                  "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

         (h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days' notice to the Borrower and the Lenders, resign as Issuing and/or (ii) upon 30 days' notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Lender or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or Swingline Lender, as the case may be. If Bank of America resigns as Issuing Lender, it shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all LOC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations pursuant to Section 2.7). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations pursuant to Section 2.8.

11.4     No Waiver; Remedies Cumulative.

         No failure or delay on the part of either Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between either Agent or any Lender and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which either Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agents or the Lenders to any other or further action in any circumstances without notice or demand.

11.5     Expenses; Indemnification.

         (a) The Borrower agrees (a) to pay or reimburse the Agents for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Credit Agreement and the other Credit Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions (including assignments pursuant to Section 11.3) contemplated hereby and thereby, including all reasonable fees and expenses of counsel, and
(b) to pay or reimburse the Agents and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Loans and Letters of Credit and during any legal proceeding, including any proceeding under any the Bankruptcy
Code), including all reasonable fees and expenses of counsel. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Agents and the cost of independent public accountants and other outside experts retained by the Agents or any Lender.

         (b) Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable fees and expenses of counsel) of any kind and nature whatsoever which may at any time be imposed on, incurred by or asserted against any Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby; (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).

         (b) All amounts due under this Section 11.5 shall be payable within ten Business Days after demand therefor. The agreements in this Section 11.5 shall survive the resignation of any Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the Obligations.

11.6     Amendments, Waivers and Consents.

         Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Required Lenders and the Borrower, provided, however, that:

                  (a) without the consent of each Lender affected thereby, neither this Credit Agreement nor any other Credit Document may be amended to

                           (i) extend the final maturity of any Loan or of any
                  reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit,

                           (ii) reduce the rate or extend the time of payment of
                  interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder,

                           (iii) reduce or waive the principal amount of any
                  Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit,

                           (iv) increase the Commitment of a Lender over the
                  amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender),

                           (v) except as the result of or in connection with a
                  dissolution, merger or disposition of a member of the North American Group permitted under Section 8.3, release the Borrower or substantially all of the Guarantors from its or their obligations under the Credit Documents,

                           (vi) except as the result of or in connection with an
                  Asset Disposition permitted under Section 8.3(b), release all or substantially all of the Collateral,

                           (vii) amend, modify or waive any provision of this
                  Section 11.6 or Section 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12,
                  3.13, 3.14, 3.15, 9.1(a), 11.2, 11.3, 11.5 or 11.9,

                           (viii) reduce any percentage specified in, or
                  otherwise modify, the definition of Required Lenders, or

                           (ix) consent to the assignment or transfer by the
                  Borrower or all or substantially all of the other Credit Parties of any of its or their rights and obligations under (or in respect of) the Credit Documents except as permitted thereby;

                  (b) without the consent of the Agents, no provision of Section 10 may be amended; and

                  (c) without the consent of the Issuing Lender, no provision of
         Section 2.2 may be amended.

         Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and
         (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

11.7     Counterparts.

         This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Credit Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

11.8     Headings.

         The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9     Survival.

         (a) All indemnities set forth herein, including, without limitation, in
Section 2.7(h), 3.11, 3.12, 10.7 or 11.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit, the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

         (b) All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agents and each Lender, regardless of any investigation made by the Agents or any Lender or on their behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default at the time of any Extension of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.10    Governing Law; Submission to Jurisdiction; Venue.

         (a) THIS CREDIT AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the State or Federal courts located in New York, New York, and, by execution and delivery of this Credit Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 11.1, such service to become effective three (3) Business Days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

         (b) Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

         (c) EACH PARTY TO THIS CREDIT AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS CREDIT AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.11    Severability.

         If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.12    Entirety.

         This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.13    Binding Effect; Termination.

         (a) This Credit Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by each Credit Party and the Administrative Agent, and the Administrative Agent and each Lender shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Credit Party, the Administrative Agent and each Lender and their respective successors and assigns.

         (b) The term of this Credit Agreement shall be until no Loans, LOC Obligations or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding (other than contingent indemnity obligations), no Letters of Credit shall be outstanding, all of the Credit Party Obligations have been irrevocably satisfied in full and all of the Commitments hereunder shall have expired or been terminated.

11.14    Confidentiality.

         Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Credit Parties; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization. In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Credit Agreement, the other Credit Documents, the Commitments, and the Extensions of Credit. For the purposes of this Section, "Information" means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the any Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.15    Source of Funds.

         Each of the Lenders hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:

                  (a) no part of such funds constitutes assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

                  (b) to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrower the name of each employee benefit plan whose assets in such account exceed 10% of the total assets of such account as of the date of such purchase (and, for purposes of this subsection (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

                  (c) to the extent that any part of such funds constitutes assets of an insurance company's general account, such insurance company has complied with all of the requirements of the regulations issued under Section 401(c)(1)(A) of ERISA; or

                  (d) such funds constitute assets of one or more specific benefit plans which such Lender has identified in writing to the Borrower.

As used in this Section 11.15, the terms "employee benefit plan" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

11.16    Conflict.

         To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

                           [Signature Pages to Follow]

         IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:                                   TAKE-TWO INTERACTIVE SOFTWARE, INC.,
                                            a Delaware Corporation

                                            By:      /s/ Barry Rutcofsky
                                               ---------------------------------
                                            Name: Barry Rutcofsky
                                            Title:   Executive Vice President

GUARANTORS:                                 JACK OF ALL GAMES, INC.,
                                            a New York corporation
                                            POPTOP SOFTWARE, INC.,
                                            a Missouri corporation
                                            TALONSOFT, INC.,
                                            a Delaware corporation
                                            VLM ENTERTAINMENT GROUP, INC.,
                                            a Delaware corporation
                                            ROCKSTAR GAMES, INC.,
                                            a Delaware corporation
                                            T2 DEVELOPER, INC.,
                                            a Delaware corporation
                                            INVENTORY MANAGEMENT SYSTEMS, INC.,
                                            a Delaware corporation
                                            GATHERING OF DEVELOPERS, INC.,
                                            a Texas corporation

                                            By:      /s/ Barry Rutcofsky
                                               ---------------------------------
                                            Name: Barry Rutcofsky
                                            Title:   Executive Vice President

                           [Signature Pages Continue]

ADMINISTRATIVE AGENT:                    BANK OF AMERICA, N.A.,
                                         in its capacity as Administrative Agent

                                         By:      /s/ Michael Brashler
                                            ------------------------------------
                                         Name: Michael Brashler
                                         Title: Agency Officer

LENDERS:                                 BANK OF AMERICA, N.A.,
                                         in its capacity as a Lender

                                         By:      /s/  Robert M. Searson
                                            ------------------------------------
                                         Name: Robert M. Searson
                                         Title:     Senior Vice President

                                         COMERICA BANK

                                         By:      /s/ Paul J. Durosko
                                            ------------------------------------
                                         Name: Paul J. Durosko
                                         Title: Vice President

                                         SUMMIT BUSINESS CAPITAL CORP.

                                         By:      /s/ Robert Munns
                                            ------------------------------------
                                         Name: Robert Munns
                                         Title: Vice President